Exhibit 10.1

EXECUTION COPY

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 29, 2015
among
THE SCOTTS MIRACLE-GRO COMPANY
THE SCOTTS COMPANY LLC
SCOTTS AUSTRALIA PTY LTD.
SCOTTS CANADA LTD.
SCOTTS HOLDINGS LIMITED
THE SCOTTS COMPANY (UK) LIMITED
SCOTTS TREASURY EEIG

The Other Subsidiary Borrowers Party Hereto

The Lenders Party Hereto
JPMORGAN CHASE BANK, N.A.
as Administrative Agent

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents

and

COBANK, ACB, MIZUHO BANK, LTD., COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH,
TD BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION
as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO SECURITIES, LLC as Joint Bookrunners and Joint Lead Arrangers

(continued)
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(continued)
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(continued)
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SCHEDULES:

Schedule 1.01A – Non-Guarantor Domestic Subsidiaries
Schedule 1.01B – Subsidiaries Whose Capital Stock is Not Pledged
Schedule 2.01A – Commitments
Schedule 2.01B – Letter of Credit Commitments
Schedule 2.06 – Existing Letters of Credit
Schedule 3.05 – Litigation
Schedule 3.08 – Subsidiaries
Schedule 3.17 – Environmental Matters
Schedule 3.19(ii) – Certain Filings
Schedule 3.19(iii) – Perfections of Foreign Stock Pledges
Schedule 5.13 – Foreign Pledge Agreements
Schedule 6.01 – Existing Liens and Encumbrances
Schedule 6.04 – Existing Investments, Loans and Advances
Schedule 6.05 – Existing Indebtedness
Schedule 6.09 – Sale and Leaseback

EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – List of Closing Documents
Exhibit C-1 – Form of Subsidiary Borrower Agreement
Exhibit C-2 – Form of Subsidiary Borrower Termination
Exhibit D-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit D-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit D-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit D-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit E-1 – Form of Borrowing Request
Exhibit E-2 – Form of Interest Election Request
Exhibit F – Form of Guarantee and Collateral Agreement
Exhibit G – Form of New Domestic Subsidiary Certificate

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of October 29, 2015 among THE SCOTTS MIRACLE-GRO COMPANY, THE SCOTTS COMPANY LLC, SCOTTS AUSTRALIA PTY LTD., SCOTTS CANADA LTD., SCOTTS HOLDINGS LIMITED, THE SCOTTS COMPANY (UK) LIMITED, SCOTTS TREASURY EEIG, the other SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents and COBANK, ACB, MIZUHO BANK, LTD., COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, TD BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.
WHEREAS, the Company, certain of the Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Third Amended and Restated Credit Agreement, dated as of December 20, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).
WHEREAS, the Borrowers, the Lenders, the Departing Lenders (as hereafter defined) and the Administrative Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers and (b) that each Departing Lender shall cease to be a party to the Existing Credit Agreement as evidenced by its execution and delivery of its Departing Lender Signature Page.
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and modify and re-evidence the obligations and liabilities of the Borrowers and the Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof.
WHEREAS, it is also the intent of the Borrowers and the Subsidiary Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“6.625% Indenture” means that certain Indenture, dated as of December 16, 2010, entered into by the Company and U.S. Bank National Association as trustee, together with all instruments and other agreements entered into by the Company and its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.11.
“6.000% Indenture” means that certain Indenture, dated as of October 13, 2015, entered into by the Company and U.S. Bank National Association as trustee, together with all instruments and other agreements entered into by the Company and its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.11.
“ABR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Party” has the meaning assigned to such term in Section 9.01(d).
“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, (v) Australian Dollars and (vi) any other currency (x) that is a lawful currency that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s reasonable determination and (z) that is agreed to by the Administrative Agent and each of the Global Tranche Lenders.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate, respectively.
“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Company or any Subsidiary is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Lender” has the meaning assigned to such term in Section 2.06(d).
“Applicable Percentage” means (a) with respect to any Global Tranche Lender, its Global Tranche Percentage, (b) with respect to any US Tranche Lender, its US Tranche Percentage and (c) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is such Term Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.
“Applicable Facility Fee Rate” and “Applicable Spread” means, for any day, (a) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Loan Commitments of such Series and (b) with respect to any Eurocurrency Revolving Loan, any Eurocurrency Tranche A Term Loan, any ABR Revolving Loan, any ABR Tranche A Term Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread for Revolving Loans”, “Eurocurrency Spread for Tranche A Term Loans”, “ABR Spread for Revolving Loans”, “ABR Spread for Tranche A Term Loans” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread for Revolving Loans	Eurocurrency Spread for Tranche A Term Loans	ABR Spread for Revolving Loans	ABR Spread for Tranche A Term Loans	Facility Fee Rate
Category 1:	< 2.00 to 1.00	1.00%	1.25%	0%	0.25%	0.25%
Category 2:	≥ 2.00 to 1.00 but < 2.50 to 1.00	1.25%	1.50%	0.25%	0.50%	0.25%
Category 3:	≥ 2.50 to 1.00 but < 3.00 to 1.00	1.35%	1.75%	0.35%	0.75%	0.40%
Category 4:	≥ 3.00 to 1.00 but < 3.75 to 1.00	1.60%	2.00%	0.60%	1.00%	0.40%
Category 5:	≥ 3.75 to 1.00	1.80%	2.25%	0.80%	1.25%	0.45%

For purposes of the foregoing,
(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 5 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;
(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 3 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s fiscal year ending on or about September 30, 2015 (unless such Financials demonstrate that Category 4 or 5 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.
“Approved Fund” has the meaning assigned to such term in Section 9.04(b).
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“AUD Rate” means, for any Loans denominated in Australian Dollars, the AUD Screen Rate or, if applicable pursuant to the definition of “LIBO Rate”, the applicable Interpolated Rate or the applicable Reference Bank Rate or such other rate as determined pursuant to the terms of Section 2.14, as applicable.
“AUD Screen Rate” means, with respect to any Interest Period, the bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for bills of exchange with a tenor equal to such Interest Period displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10:30 a.m. (Sydney, Australia time) on the Quotation Day for such Interest Period.
“Australia” means the Commonwealth of Australia.
“Australian Borrower” means (i) the Initial Australian Borrower and (ii) any other Borrower that is resident in Australia for tax purposes.
“Australian Dollars” means the lawful currency of Australia.
“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) (Australia) or the Income Tax Assessment Act 1997 (Cth) (Australia), as applicable.
“Australian Treaty” has the meaning assigned to such term in the definition of “Australian Treaty State”.
“Australian Treaty Lender” means a Lender which is (i) treated as a resident of an Australian Treaty State for the purposes of the relevant Australian Treaty, (ii) does not carry on a business in Australia through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (iii) subject to the completion of procedural formalities (if any), fulfills any other conditions which must be fulfilled under the relevant Australian Treaty to obtain exemption from Tax imposed by Australia on payments of interest.

“Australian Treaty State” means a jurisdiction having a double taxation agreement with Australia (an “Australian Treaty”) which makes provision for full exemption from Tax imposed by Australia on interest.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Average Consolidated Net Indebtedness” means the average of the Consolidated Net Indebtedness of the Company at the end of each of the four most recent consecutive fiscal quarters.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Subsidiary Borrower.
“Borrowing” means (a) Revolving Loans of the same Type and Tranche, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.
“Borrowing Request” means a request by any Borrower (or the Company on behalf of the applicable Borrower) for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit E-1 or such other form as is reasonably satisfactory to the Administrative Agent.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro) and (ii) when used in connection with a Canadian Swingline Loan, the term “Business Day” shall also exclude any day on which banks are required or authorized by law to close in Toronto, Canada.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article X.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (f) of Article VII with respect to the Company or (b) an acceleration of Loans pursuant to Article VII.
“CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the Dollar Amount (as so determined) of the Designated Obligations owed to all the Revolving Lenders (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.
“Canadian Borrower” means (i) the Initial Canadian Borrower and (ii) any other Borrower that is organized under the laws of Canada or any province or territory thereof.
“Canadian Dollars” means the lawful currency of Canada.
“Canadian Prime Rate” means the greater of (i) the per annum floating rate of interest established from time to time by JPMorgan Chase Bank, N.A., Toronto Branch, as the prime rate it will use to determine rates of interest on Canadian Dollar loans to its customers in Canada and (ii) the sum of (x) the CDOR Rate for an Interest Period of one month plus (y) 0.5%.
“Canadian Swingline Loan” means a Loan made to a Borrower in Canadian Dollars pursuant to Section 2.05.
“Canadian Swingline Rate” means, with respect to any Canadian Swingline Loan, a rate in respect of such Canadian Swingline Loan that is agreed upon by the Company and the Swingline Lender (it being understood and agreed that if a Canadian Swingline Rate cannot be so agreed upon by the Company and the Swingline Lender in respect of such Canadian Swingline Loan, then, at the Company’s election, either (i) the “Canadian Swingline Rate” for such Canadian Swingline Loan shall be equal to the Canadian Prime Rate plus the Applicable Spread for ABR Borrowings or (ii) the request for such Canadian Swingline Loan made by the applicable Borrower shall be deemed automatically terminated and cancelled and of no further force or effect).
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
“Cash Equivalents” means (a) securities with maturities of one year or less issued or fully guaranteed by any Governmental Authority and such securities are rated at least A by S&P or A by Moody’s; (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s; (c) certificates of deposit issued by and time deposits with commercial banks having capital and surplus in excess of $300,000,000; and (d) money-market funds or money-market mutual funds which (i) seek to maintain a constant net asset value, (ii) maintain fund assets under management having an aggregate market value of at least $1,000,000,000 and (iii) invest primarily in instruments referred to in clauses (a) through (c) above and/or repurchase agreements thereon having a term not more than 30 days.
“CDOR Rate” means, for any Loans denominated in Canadian Dollars, the CDOR Screen Rate or, if applicable pursuant to the definition of “LIBO Rate”, the applicable Interpolated Rate, or the applicable Reference Bank Rate or such other rate as determined pursuant to the terms of Section 2.14(a), as applicable.
“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal in length to such Interest Period, as displayed on CDOR page of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Administrative Agent in its reasonable discretion.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, Global Tranche Revolving Loans, Tranche A Term Loans, Incremental Loans of any Series or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment, a Global Tranche Commitment, a Tranche A Term Loan Commitment or an Incremental Commitment of any Series and (c) any Lender, refers to whether such Lender is a Global Tranche Lender, a US Tranche Lender or a Term Lender.
“Code” means the Internal Revenue Code of 1986, as amended.
“Co-Documentation Agent” means each of CoBank, ACB, Mizuho Bank, Ltd., Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, TD Bank, N.A. and U.S. Bank National Association in its capacity as co-documentation agent for the credit facilities evidenced by this Agreement.
“Collateral” means all Specified Property, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document for so long as required under the terms of this Agreement and the Security Documents.

“Commitment” means, with respect to each Lender, the sum of such Lender’s US Tranche Commitment, Global Tranche Commitment, Tranche A Term Loan Commitment and Incremental Term Loan Commitment of any Series (as the context requires). The initial amount of each Lender’s Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity” means any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that is treated as a single employer under Section 414 of the Code.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Company” means The Scotts Miracle-Gro Company, an Ohio corporation.
“Competitor” means Persons that are reasonably determined by the Company to be competitors of the Company or its Subsidiaries and which have been specifically identified by the Company to the Administrative Agent and the Lenders in writing prior to the Effective Date.
“Computation Date” has the meaning assigned to such term in Section 2.04.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any period of determination thereof, Consolidated EBITDA plus, without duplication, and to the extent deducted from revenues in determining Consolidated Net Income, (i) non-recurring losses, (ii) non-cash charges or expenses (including, without limitation, non-cash expenses related to stock based compensation) minus, to the extent included in Consolidated Net Income, (1) non-recurring gains and (2) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, all as determined on a consolidated basis for the Company and its Subsidiaries.
“Consolidated EBITDA” means, for any period of determination thereof, Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) income tax expenses, (ii) depreciation expense, (iii) interest expense, (iv) amortization expense minus, to the extent included in Consolidated Net Income, (1) interest income and (2) income tax credits and refunds (to the extent not netted from tax expense), all as determined on a consolidated basis for the Company and its Subsidiaries.
“Consolidated Interest Expense” means, for any period of determination thereof, the interest expense of the Company and its Subsidiaries for such period, as determined in accordance with GAAP; provided that (a) all items that are non-cash items in the period when recognized and (b) all non-recurring or extraordinary items in any fiscal period, including, without limitation, all costs, expenses and amortization of premiums, discounts and deferred issue costs of any Indebtedness, shall be excluded for the purpose of determining Consolidated Interest Expense for any period.

“Consolidated Net Income” means, for any period of determination thereof, net income of the Company and its Subsidiaries for such period, as determined in accordance with GAAP.
“Consolidated Net Indebtedness” means, for any date of determination thereof, Indebtedness plus the aggregate outstanding principal amount of the obligations secured by Sold Receivables (but only to the extent not already included in Indebtedness), minus cash and Cash Equivalents, all as determined on a consolidated basis, without duplication, for the Company and its Subsidiaries.
“Consolidated Total Assets” means, at any date, all amounts that would be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any material provision of any material security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Control Group” means the Hagedorn Partnership, L.P., the general partners of the Hagedorn Partnership, L.P. and, in the case of such individuals, their respective executors, administrators and heirs and their families and trusts for their benefit.
“Co-Syndication Agent” means each of Bank of America, N.A. and Wells Fargo Bank, National Association in its capacity as co-syndication agent for the credit facilities evidenced by this Agreement.
“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.
“Credit Facility” means a category of Commitments and extensions of credit thereunder.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.
“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.
“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Revolving Loans, (b) participations in Swingline Loans funded by the Revolving Lenders, (c) unreimbursed LC Disbursements and interest thereon and (d) all facility fees and Letter of Credit participation fees.
“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors (or similar governing body) of such Person who does not have any direct or indirect material financial interest in or with respect to such transaction. It is understood and agreed that no such Person shall be deemed to have an indirect material financial interest if such Person would not be deemed to have an “indirect material interest” within the meaning of Item 404(a) of Regulation S-K.
“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Institution” means, on any date, (a) any Competitor or any other Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that directly competes with the Company and its Subsidiaries in a principal line of business of the Company and its Subsidiaries, considered as a whole, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to a Platform) not less than five (5) Business Days prior to such date; provided that, “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).
“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04 (or on or as of such other date as expressly provided for herein).

“Dollar Swingline Loan” means a Loan made to a Borrower in Dollars pursuant to Section 2.05.
“Dollar Swingline Rate” means, with respect to any Dollar Swingline Loan, a rate in respect of such Dollar Swingline Loan that is agreed upon by the Company and the Swingline Lender (it being understood and agreed that if a Dollar Swingline Rate cannot be so agreed upon by the Company and the Swingline Lender in respect of such Dollar Swingline Loan, then, at the Company’s election, either (i) the “Dollar Swingline Rate” for such Dollar Swingline Loan shall be equal to the Alternate Base Rate plus the Applicable Spread for ABR Borrowings or (ii) the request for such Dollar Swingline Loan made by the applicable Borrower shall be deemed automatically terminated and cancelled and of no further force or effect).
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Assets” means the assets of the Company and any Domestic Subsidiary, wherever located, and the assets of any Foreign Subsidiary located or domiciled in any jurisdiction within the United States.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
“Domestic Subsidiary Borrower” means any Borrower which is a Domestic Subsidiary.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Foreign Jurisdiction” means Australia, Canada, England and Wales and any other jurisdiction that is approved from time to time by the Administrative Agent and each of the Global Tranche Lenders.
“Eligible Subsidiary” means (i) the Initial Subsidiary Borrowers, (ii) any Domestic Subsidiary, (iii) any Subsidiary organized under the laws of an Eligible Foreign Jurisdiction and (iv) any other Subsidiary that is approved from time to time by the Administrative Agent and each of the Global Tranche Lenders (each such approval not to be unreasonably withheld or delayed).

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any Reportable Event with respect to a Single Employer Plan; (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to a Single Employer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Single Employer Plan or Single Employer Plans or to appoint a trustee to administer any Single Employer Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Single Employer Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“ETA” means the Excise Tax Act (Canada).
“euro” or “€” means the single currency of the Participating Member States.
“euro Swingline Loan” means a Loan made to a Borrower in euro pursuant to Section 2.05.
“euro Swingline Rate” means, with respect to any euro Swingline Loan, a rate in respect of such euro Swingline Loan that is agreed upon by the Company and the Swingline Lender (it being understood and agreed that if a euro Swingline Rate cannot be so agreed upon by the Company and the Swingline Lender in respect of such euro Swingline Loan, then the request for such euro Swingline Loan made by the applicable Borrower shall be deemed automatically terminated and cancelled and of no further force or effect).

“Eurocurrency” when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Domestic Subsidiary” means (i) any Receivables Subsidiary and (ii) each Domestic Subsidiary set forth on Schedule 1.01A.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) any Canadian withholding taxes imposed on a payment of interest to such Recipient by a Canadian Borrower by reason of such Recipient not dealing at arm’s length (for purposes of the Income Tax Act (Canada)) with such Canadian Borrower at the time of payment (other than where the non-arm’s length relationship arises as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced its rights under, any Loan Document).
“Exclusive Agency and Marketing Agreement” means the Amended and Restated Exclusive Agency and Marketing Agreement between The Scotts Company LLC and Monsanto Company, dated as of September 30, 1998 (as amended as of March 10, 2005 and March 28, 2008 and by that certain Amendment to Amended and Restated Exclusive Agency and Marketing Agreement between The Scotts Company LLC and Monsanto Company, dated as of May 15, 2015), as the same may be amended, modified, restated, extended, renewed or replaced from time to time.
“Existing Credit Agreement” is defined in the recitals hereof.
“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).
“Existing Loans” has the meaning assigned to such term in Section 2.01.
“Existing Senior Notes Indentures” means, collectively, (i) the 6.625% Indenture and (ii) the 6.000% Indenture.
“Existing Senior Notes” means, collectively, (i) the Company’s existing $200,000,000 aggregate principal amount of 6.625% senior notes issued under the 6.625% Indenture and (ii) the Company’s existing $400,000,000 aggregate principal amount of 6.000% senior notes issued under the 6.000% Indenture.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate.
“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).
“Foreign Borrower Sublimit” means $350,000,000.
“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
“Foreign Currency Letter of Credit” means a Global Tranche Letter of Credit denominated in a Foreign Currency.
“Foreign Currency Sublimit” means $350,000,000.
“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to the laws of the United States of America and is maintained or contributed to by the Company, any Subsidiary Borrower or any Commonly Controlled Entity.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.
“Foreign Pledge Agreement Acknowledgment and Confirmation” means the Foreign Pledge Agreement Acknowledgment and Confirmation, in form and substance reasonably satisfactory to the Administrative Agent, among the Company and certain of its Subsidiaries which are parties to Foreign Pledge Agreements which are in effect as of the Effective Date and the Administrative Agent, for the benefit of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.
“Foreign Pledge Agreements” means each pledge agreement, charge or collateral security instrument creating a security interest in the Capital Stock of the Foreign Subsidiary Borrowers (other than Scotts Treasury EEIG) and certain other first-tier Foreign Subsidiaries of the Company, in each case, in form and substance reasonably satisfactory to the Administrative Agent, as such agreements may be amended, supplemented or otherwise modified from time to time.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower” means any Borrower which is a Foreign Subsidiary.
“FRBNY” means the Federal Reserve Bank of New York.
“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “FRBNY Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Full Security Period” shall have the meaning specified in the Guarantee and Collateral Agreement.
“GAAP” means generally accepted accounting principles in the United States of America.
“Global Tranche Commitment” means, with respect to each Global Tranche Lender, the commitment of such Global Tranche Lender to make Global Tranche Revolving Loans and to acquire participations in Global Tranche Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased or assumed from time to time pursuant to an Incremental Facility Agreement pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Global Tranche Lender’s Global Tranche Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as applicable. The aggregate principal amount of the Global Tranche Commitments on the Effective Date is $1,179,000,000.
“Global Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Global Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Global Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Global Tranche LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time.
“Global Tranche Lender” means a Lender with a Global Tranche Commitment or holding Global Tranche Revolving Loans.
“Global Tranche Letter of Credit” means any letter of credit issued under the Global Tranche Commitments pursuant to this Agreement.
“Global Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s Global Tranche Commitment and the denominator of which is the aggregate Global Tranche Commitments of all Global Tranche Lenders (if the Global Tranche Commitments have terminated or expired, the Global Tranche Percentages shall be determined based upon the Global Tranche Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s Global Tranche Commitment shall be disregarded in the calculation.
“Global Tranche Revolving Borrowing” means a Borrowing comprised of Global Tranche Revolving Loans.
“Global Tranche Revolving Credit Exposure” means, with respect to any Global Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such Global Tranche Lender’s Global Tranche Revolving Loans and its Global Tranche LC Exposure and its Swingline Exposure at such time.

“Global Tranche Revolving Loan” means a Loan made by a Global Tranche Lender pursuant to Section 2.01(b). Each Global Tranche Revolving Loan shall be a Eurocurrency Loan denominated in an Agreed Currency or an ABR Loan denominated in Dollars.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“GST/HST” means all taxes payable under Part IX of the ETA (including where applicable both the federal and provincial portion of those taxes) or under any Canadian provincial legislation imposed a similar value added or multi-staged tax.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.
“Guarantee and Collateral Agreement” means that certain Fourth Amended and Restated Guarantee and Collateral Agreement (including any and all supplements thereto), dated as of the date hereof, among the Company, the Domestic Subsidiary Borrowers, the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, substantially in the form of Exhibit F, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Hazardous Materials” means any explosive or radioactive substance or waste and any hazardous or toxic substance, waste or other pollutant, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreements” means (a) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, interest rate exchange (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or other interest rate hedge or arrangement under which the Company is a party or a beneficiary and (b) any agreement or arrangement designed to limit or eliminate the risk and/or exposure of the Company to fluctuations in currency exchange rates or in commodity prices.
“Hedging Lender” means any Lender or affiliate thereof which from time to time enters into a Hedging Agreement with the Company or any Subsidiary.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Loan Commitment.
“Incremental Equivalent Notes” has the meaning assigned to such term in Section 6.05(n).
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Subsidiary Borrowers, if any, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Loan Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.
“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.
“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans (in each case in respect of Global Tranche Commitments or US Tranche Commitments, as applicable, as set forth in the Incremental Facility Agreement) hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure under such Incremental Facility Agreement.
“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.
“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.20, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.
“Incremental Term Loans” means any term loans made pursuant to Section 2.20(a).
“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.
“Indebtedness” means, in respect of any Person, at a particular date, without duplication, (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, any such indebtedness which is non‑recourse to the credit of such Person but is secured by assets of such Person, but excluding current amounts payable incurred in the ordinary course of business), (b) obligations of such Person under leases which shall have been or should be, in accordance with GAAP, recorded as capitalized leases, (c) indebtedness of such Person arising under acceptance facilities, (d) indebtedness of such Person arising under unpaid reimbursement obligations in respect of all drafts drawn under letters of credit issued for the account of such Person, (e) liabilities arising under Hedging Agreements of such Person (calculated without giving effect to any mark-to-market adjustments, including embedded derivatives contained in other debt or equity instruments under ASC 815), (f) indebtedness of such Person under any synthetic lease and (g) all Guarantees by such Person of Indebtedness of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Initial Australian Borrower” means Scotts Australia Pty Ltd., a company incorporated in Australia with ACN (Australian Company Number) 003123162.
“Initial Canadian Borrower” means Scotts Canada Ltd., a company organized under the laws of Canada.
“Initial Domestic Subsidiary Borrowers” means (i) The Scotts Company LLC, an Ohio limited liability company, (ii) EG Systems, Inc., an Indiana corporation, (iii) Gutwein & Co., Inc., an Indiana corporation, (iv) Hyponex Corporation, a Delaware corporation, (v) Scotts Manufacturing Company, a Delaware corporation, (vi) Scotts Temecula Operations, LLC, a Delaware limited liability company and (vii) SMG Growing Media, Inc., an Ohio corporation.
“Initial Subsidiary Borrowers” means the Initial Domestic Subsidiary Borrower, the Initial Australian Borrower, the Initial Canadian Borrower and the Initial UK Borrowers.
“Initial UK Borrowers” means (i) Scotts Holdings Limited, a private limited company incorporated in England and Wales with registered number 03473956, (ii) The Scotts Company (UK) Limited, a private limited company incorporated in England and Wales with registered number 02924130 and (iii) Scotts Treasury EEIG, a European economic interest grouping.
“Interest Coverage Ratio” shall mean, as at the last day of any fiscal quarter of the Company, the ratio of (a) the sum of Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the four consecutive fiscal quarters ending on such day; provided that any calculation of the above ratio following any acquisition or disposition made during the four-quarter period covered by such calculation, by purchase, sale or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication as if such acquisition or disposition had occurred on the first day of the relevant period and any savings associated with such acquisition or disposition had been achieved beginning on the first day of the relevant period.
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit E-2 or such other form as is reasonably satisfactory to the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the applicable Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the applicable Maturity Date.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven (7) days or one, two, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect and (b) with respect to any Swingline Loan, the period commencing on the date of such Loan and ending on the date one (1) or seven (7) days thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that, unless otherwise agreed by the Lenders, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which the Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBOR Screen Rate is available, the LIBOR Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loans outstanding or Commitments in effect hereunder.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time and the LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.

“Lender Cash Management Agreements” means all agreements providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Company or any Subsidiary and any Lender (or any Affiliate of any Lender), including any overdraft or similar credit facility in connection therewith.
“Lender Hedging Agreements” means all Hedging Agreements entered into by the Company or any Subsidiary with a Hedging Lender.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender Presentation” means the lender presentation distributed to the Lenders, dated July 30, 2015 (including the updated financial projections included therein).
“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, an Incremental Facility Agreement or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.
“Letter of Credit” means any Global Tranche Letter of Credit or US Tranche Letter of Credit.
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.
“Leverage Ratio” means, as at the last day of any fiscal quarter of the Company, the ratio of (i) the average of the Consolidated Net Indebtedness at the end of each of the current and three most recent fiscal quarters to (ii) Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending on such day; provided that any calculation of the above ratio following any acquisition or disposition made during the four-quarter period covered by such calculation, by purchase, sale or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication as if such acquisition or disposition had occurred on the first day of the relevant period and any savings associated with such acquisition or disposition had been achieved beginning on the first day of the relevant period.
“LIBO Rate” means, with respect to (a) any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Quoted Currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (b) any Eurocurrency Borrowing denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency on the Quotation Day for such Non-Quoted Currency and Interest Period; provided that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBOR Screen Rate or Local Screen Rate, as applicable, for such currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.
“LIBOR Quoted Currency” means (i) Dollars, (ii) euro, (iii) British Pounds Sterling and (iv) any other currency that becomes an Agreed Currency after the date of this Agreement for which a LIBOR Screen Rate is available in the Administrative Agent’s reasonable determination.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction).
“Limited Conditionality Acquisition” has the meaning assigned to such term in Section 2.20(c).
“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.20(c).
“Loan Documents” means, collectively, this Agreement, any Notes, the Letters of Credit, Letter of Credit applications, the Security Documents and any Incremental Facility Agreement.
“Loan Parties” means the Company, each Subsidiary Borrower and each other Subsidiary of the Company which is a party to any Loan Document.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Screen Rate” means any of the AUD Screen Rate and the CDOR Screen Rate.
“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars, (ii) Toronto, Canada time in the case of a Canadian Swingline Loan and (iii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (other than a Canadian Swingline Loan) (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time (i) in the case of the Global Tranche Lenders, Lenders having Global Tranche Revolving Credit Exposures and unused Global Tranche Commitments representing more than 50% of the sum of the aggregate Global

Tranche Revolving Credit Exposures and the aggregate unused Global Tranche Commitments at such time, (ii) in the case of the US Tranche Lenders, Lenders having US Tranche Revolving Credit Exposures and unused US Tranche Commitments representing more than 50% of the sum of the aggregate US Tranche Revolving Credit Exposures and the aggregate unused US Tranche Commitments at such time and (iii) in the case of the Term Lenders, Lenders having outstanding Term Loans of the applicable Class representing more than 50% of the sum of the aggregate principal amount of all Term Loans of such Class outstanding at such time.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material term of this Agreement or the other Loan Documents, taken as a whole, or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary.
“Material Subsidiary” means at any time (i) any Subsidiary Borrower, (ii) any Subsidiary which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b), contributed greater than five percent (5%) of Consolidated Adjusted EBITDA for such period or (iii) any Subsidiary designated in writing by the Company as a Material Subsidiary; provided that if at any time (i) the aggregate amount of Consolidated Adjusted EBITDA attributable to all Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of Consolidated Adjusted EBITDA for any such period, then the term Material Subsidiary shall be deemed to include such Subsidiaries (as determined pursuant to the next following sentence) of the Company as may be required so that the preceding clause (i) shall not be true.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation and any other substance that could reasonably be expected to give rise to liability under any Environmental Law.
“Maturity Date” means the Tranche A Term Loan Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, as the context requires.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.
“Non-Quoted Currency” means any of (i) Australian Dollars and (ii) Canadian Dollars.
“Note” has the meaning assigned to such term in Section 2.10(e).
“Obligations” means all unpaid principal of and interest on the Loans, all LC Exposure, all unpaid fees, and all indemnities, costs, expenses (including, without limitation, interest and fees accruing after the maturity of the Loans and interest thereon accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) and all other obligations and liabilities of the Company or any Subsidiary to the Administrative Agent or the

Lenders (or, in the case of Lender Hedging Agreements or Lender Cash Management Agreements, any Affiliate of a Lender), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Lender Hedging Agreement or Lender Cash Management Agreement thereof or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise; provided that for purposes of determining any Guarantor Obligations (as defined in the Guarantee and Collateral Agreement) of any Guarantor under this Agreement or any other Loan Document, the definition of “Obligations” shall not include any Excluded Swap Obligation.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court, registration or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19 or Section 2.20(e)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any successor thereto).
“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person or other significant assets of a Person (other than inventory, leases, materials and equipment and other assets in the ordinary course of business) if immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such acquired subsidiary or newly formed subsidiary owning the acquired assets shall be a Subsidiary of the Company and all actions required to be taken, if any, with respect to such acquired or newly formed subsidiary under Section 5.11 shall have been taken or shall be planned to be taken in a manner reasonably satisfactory to the Administrative Agent, (iii) no Material Adverse Effect would result therefrom and (iv) the Company shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Section 5.09 and 5.10 recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such acquisition had occurred on the first day of each relevant period for testing such compliance and any savings associated with such acquisition had been achieved on the first day of such relevant period, and, in the case of an acquisition involving consideration in excess of $75,000,000, the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such subsidiary or assets (to the extent reasonably available).
“Permitted Foreign Debt” shall have the meaning specified in Section 6.05(i).
“Person” means an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“PPSA” means the Personal Property Securities Act 2009 (Commonwealth of Australia).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prohibited Transaction” means a prohibited transaction in Section 406 of ERISA and Section 4975(c) of the Code and that is not exempt under a statutory, administrative or other prohibited transaction exemption.
“Projections” has the meaning assigned to such term in Section 5.02(b).
“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii)

for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“Receivable” means any account and any other right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an instrument or chattel paper and whether or not it has been earned by performance. The terms “account”, “instrument” and “chattel paper” as used herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect from time to time in the State of New York.
“Receivables Subsidiary” means a Subsidiary of the Company created to purchase and finance Sold Receivables.
“Receivables Purchase Facility” means any Receivables purchase facility entered into in connection with any Receivables sale, discounting, factoring or securitization arrangement with terms and conditions reasonably satisfactory to the Administrative Agent and pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer to a Receivables Subsidiary or any other Person, or may grant a security interest in, any Sold Receivables, or pursuant to which ownership interests in, or notes, commercial paper, certificates or other debt instruments may be secured by Sold Receivables. For the avoidance of doubt, the Amended and Restated Master Accounts Receivable Purchase Agreement by and among the Company, The Scotts Company LLC, Mizuho Bank, Ltd., and the other banks party thereto dated September 25, 2015 (as may be amended or amended and restated from time to time) shall be considered a Receivables Purchase Facility.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Reference Banks” means the principal London (or other applicable) offices of JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and such other banks as may be appointed by the Administrative Agent in consultation with the Company; provided that there shall be at least three Reference Banks at all time. No Lender shall be obligated to be a Reference Bank without its consent.
“Refinancing” means the refinancing of the amounts outstanding under the Existing Credit Agreement with the proceeds of Loans.
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulation” has the meaning assigned to such term in Section 3.02(a).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Relevant Jurisdiction” means, in relation to a Loan Party (a) its jurisdiction of incorporation, (b) any jurisdiction where any asset subject to or intended to be subject to a security interest to be created by it under a Security Document is situated, (c) any jurisdiction where it conducts business, and (d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).
“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).
“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).
“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).
“Reportable Event” means any of the events set forth in Section 4043 of ERISA or the regulations thereunder with respect to which the PBGC has not, by regulation, waived the 30‑day notice requirement.
“Required Lenders” means, subject to Section 2.22, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.
“Required Subsidiary” means (i) each Material Domestic Subsidiary and (ii) each Subsidiary that guarantees the Indebtedness evidenced by the Existing Senior Notes or by any other publicly issued or privately placed notes issued by the Company or any of its Subsidiaries.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Code of Regulations and/or By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, provided that (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Requirement of Law” regardless of the date enacted, adopted, issued or implemented.
“Responsible Officer” means, as to any Person, the Chairman, President or an Executive or Senior Vice President (or, in the case of any Foreign Subsidiary, any analogous title) of such Person and, with respect to financial matters, the Chief Financial Officer, the Treasurer or the Controller (or, in the case of any Foreign Subsidiary, any analogous title) of such Person.

“Restricted Payment” has the meaning assigned to such term in Section 6.14.
“Revolving Commitment” means a US Tranche Commitment or a Global Tranche Commitment, and “Revolving Commitments” means both US Tranche Commitments and Global Tranche Commitments.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Global Tranche Revolving Loans and US Tranche Revolving Loans and its LC Exposure and its Swingline Exposure at such time.
“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.
“Revolving Loan” means any Global Tranche Revolving Loan or US Tranche Revolving Loan.
“Revolving Maturity Date” means October 29, 2020.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, but not limited to, at the time of this Agreement, North Korea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or the Department of Foreign Affairs and Trade (Australia), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) the Australian government.
“Screen Rates” means the LIBOR Screen Rates and the Local Screen Rates.
“SEC” means the United States Securities and Exchange Commission.
“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Lender Hedging Agreements and Lender Cash Management Agreements entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.
“Securities Act” means the United States Securities Act of 1933.
“Security Document” means each of (a) the Guarantee and Collateral Agreement, (b) the Foreign Pledge Agreements and (c) the Foreign Pledge Agreement Acknowledgment and Confirmation.
“Series” has the meaning assigned to such term in Section 2.20(b).
“Single Employer Plan” means, at any particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) which is covered by Titles I and IV of ERISA or Title I of ERISA and Section 412 of the Code, and in respect of which the Company, any Subsidiary Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA) or to which the Company, Subsidiary Borrower or Commonly Controlled Entity has any actual or contingent liability.
“Sold Receivables” means Receivables originated by the Company or its Subsidiaries (including any related assets) sold to a Receivables Subsidiary or any other Person pursuant to any Receivables Purchase Facility.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Property” means all Capital Stock of any Domestic Subsidiary and 65% of any first-tier Foreign Subsidiary (other than (i) Capital Stock of Subsidiaries listed on Schedule 1.01B (ii) each Domestic Subsidiary substantially all of the assets of which are intellectual property assets and (iii) Capital Stock carved-out in Section 5.11), Equipment, Inventory and Receivables (other than Sold Receivables) owned by the Company and the Subsidiary Guarantors. The terms “Equipment” and “Inventory” as used herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect from time to time in the State of New York.
“Specified Conditions” means, at any time of determination thereof, (a) no Incremental Term Loans in the form of an institutional term loan B facility have been issued and are outstanding pursuant to Section 2.20 and (b) (i) the Company’s “corporate credit rating” from S&P (or such other term as S&P may from time to time use to describe the Company’s senior unsecured non-credit enhanced long term indebtedness, such rating, the “S&P Rating”) shall be at least BBB- (with a stable outlook) and the Company’s

“corporate family rating” from Moody’s (or such other term as Moody’s may from time to time use to describe the Company’s senior unsecured non-credit enhanced long term indebtedness, such rating, the “Moody’s Rating”) shall be at least Baa3 (with a stable outlook) or (ii) (x) the Company’s S&P Rating shall be at least BBB- (with a stable outlook) or the Company’s Moody’s Rating shall be at least Baa3 (with a stable outlook) and (y) the Leverage Ratio is less than or equal to 2.50 to 1.00.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is expressly subordinated to payment of the obligations under the Loan Documents.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held; provided, that, notwithstanding the foregoing, AeroGrow International, Inc. will not be a “Material Subsidiary” or “Subsidiary” for purposes of the representations and warranties, covenants, events of default or any other terms of this Agreement (other than for purposes of Sections 5.01, 5.02, 5.09 and 5.10 of this Agreement).
“Subsidiary Borrower” means (i) the Initial Subsidiary Borrowers and (ii) any Eligible Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.23 and, in the case of each of the foregoing, that has not ceased to be a Subsidiary Borrower pursuant to such Section.
“Subsidiary Borrower Agreement” means a Subsidiary Borrower Agreement substantially in the form of Exhibit C-1.
“Subsidiary Borrower Termination” means a Subsidiary Borrower Termination substantially in the form of Exhibit C-2.
“Subsidiary Guarantor” means (a) each Material Domestic Subsidiary of the Company executing the Guarantee and Collateral Agreement on the Effective Date (which shall expressly exclude each Excluded Domestic Subsidiary) and (b) each Required Subsidiary acquired or organized subsequent to the Effective Date, except as otherwise provided in Section 5.11, that is a party to the Guarantee and Collateral Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Canadian Swingline Loan, a Dollar Swingline Loan or a euro Swingline Loan.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.
“Term Loan Commitment” means a Tranche A Term Loan Commitment or an Incremental Term Commitment of any Series.
“Term Loans” means a Tranche A Term Loan or an Incremental Term Loan of any Series.
“Trade Date” has the meaning assigned to such term in Section 9.04(e)(i).
“Tranche” means (i) a category of Revolving Commitments and extensions of credit hereunder in respect thereof and (ii) a category of Term Loan Commitments and extension of credit hereunder in respect thereof. For purposes hereof, each of the following comprises a separate Tranche: (a) Global Tranche Commitments, Global Tranche Revolving Loans, Global Tranche Letters of Credit and Swingline Loans, (b) US Tranche Commitments, US Tranche Revolving Loans and US Tranche Letters of Credit, (c) Tranche A Term Loans and (d) Incremental Term Loans of any Series.
“Tranche A Term Lender” means, as of any date of determination, each Lender having a Tranche A Term Loan Commitment or that holds Tranche A Term Loans.
“Tranche A Term Loan” means the term loans made on the Effective Date by the applicable Term Lenders to the Company pursuant to Section 2.01(c).

“Tranche A Term Loan Commitment” means (a) as to any Term Lender, the aggregate commitment of such Term Lender to make Tranche A Term Loans as set forth on Schedule 2.01A or in the most recent Assignment Agreement or other documentation contemplated hereby executed by such Term Lender and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Tranche A Term Loans, which aggregate commitment shall be $300,000,000 on the date of this Agreement. After advancing the Tranche A Term Loan, each reference to a Term Lender’s Tranche A Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Tranche A Term Loans.
“Tranche A Term Loan Maturity Date” means October 29, 2020.
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate (or, solely in the case of a Canadian Swingline Loan, the Canadian Prime Rate).
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Borrower” means (i) the Initial UK Borrowers and (ii) any other Borrower organized under the laws of England and Wales.
“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower, which:
(a) where it relates to a UK Treaty Lender that is a Lender on the day this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated on its signature page to this Agreement or as otherwise notified to the Company by that UK Treaty Lender in writing within 15 days of the Effective Date, and:
(i) where the UK Borrower is a Borrower on the day this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
(ii) where the UK Borrower is not a Borrower on the day this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower; or
(b) where it relates to a UK Treaty Lender that is not a party to this Agreement on the date on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption or Incremental Facility Agreement, as the case may be, or as otherwise notified to the Company in writing within 15 days of the relevant UK Treaty Lender becoming a party to this Agreement; and:
(i) where the UK Borrower is a Borrower as at the relevant assignment date or the date on which the Incremental Commitments described in the relevant Incremental Facility

Agreement take effect (as applicable) is filed with HM Revenue & Customs within 30 days of that date; or
(ii) where the UK Borrower is not a Borrower as at the relevant assignment date or the date on which the Incremental Commitments described in the relevant Incremental Facility Agreement take effect (as applicable) is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower.
“UK CTA 2009” means the United Kingdom Corporation Tax Act 2009.
“UK ITA 2007” means the United Kingdom Income Tax Act 2007.
“UK Qualifying Lender” means (a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan and is (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the UK ITA 2007) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA 2009; or (B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (ii) a Lender which is: (A) a company resident in the United Kingdom for United Kingdom tax purposes or (B) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company; or (iii) a UK Treaty Lender, or (b) a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA 2007) making an advance under a Loan Document.
“UK Tax Confirmation” means a confirmation in writing by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.
“UK Tax Deduction” means a deduction or withholding for, or on account of, Tax imposed by the United Kingdom from a payment under a Loan Document, other than a FATCA Deduction.
“UK Treaty” has the meaning assigned to such term in the definition of “UK Treaty State”.

“UK Treaty Lender” means a Lender which is (i) treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty, (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (iii) subject to the completion of procedural formalities, fulfills any other conditions which must be fulfilled under the relevant UK Treaty to obtain exemption from Tax imposed by the United Kingdom on payments of interest.
“UK Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (a “UK Treaty”) which makes provision for full exemption from Tax imposed by the United Kingdom on interest.
“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“US Borrower” means the Company and each Domestic Subsidiary Borrower.
“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in US Tranche Letters of Credit hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased or assumed from time to time pursuant to an Incremental Facility Agreement pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable. The aggregate principal amount of the US Tranche Commitments on the Effective Date is $421,000,000.
“US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding US Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of US Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The US Tranche LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.
“US Tranche Lender” means a Lender with a US Tranche Commitment or holding US Tranche Revolving Loans.
“US Tranche Letter of Credit” means any letter of credit issued under the US Tranche Commitments pursuant to this Agreement.
“US Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s US Tranche Commitment and the denominator of which is the aggregate US Tranche Commitments of all US Tranche Lenders (if the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, any such Defaulting Lender’s US Tranche Commitment shall be disregarded in the calculation.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.
“US Tranche Revolving Credit Exposure” means, with respect to any US Tranche Lender at any time, and without duplication, the sum of the outstanding principal amount of such US Tranche Lender’s US Tranche Revolving Loans and its US Tranche LC Exposure.
“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a). Each US Tranche Revolving Loan shall be a Eurocurrency Revolving Loan denominated in Dollars or an ABR Revolving Loan denominated in Dollars.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.
“Voting Participant” has the meaning assigned to such term in Section 9.04(c).
“Wholly-owned Subsidiary” means any subsidiary of any Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other wholly owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Global Tranche Revolving Loan”) or by Type (e.g., a “Global Tranche Eurocurrency Loan”) or by Class and Type (e.g., a “Multicurrency Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Global Tranche Revolving Borrowing”) or by Type (e.g., a “Global Tranche Eurocurrency Borrowing”) or by Class and Type (e.g., a “Global Tranche Eurocurrency Revolving Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company’s (and its Subsidiaries’, as applicable) compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings, unless otherwise expressly permitted herein) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

SECTION 1.05.    Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.06.    Intentionally Omitted.
SECTION 1.07.    Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the occurrence of the Effective Date: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments, designations or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Credit Exposure and outstanding Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Credit Exposures on the Effective Date, (e) the Existing Loans, if any, of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Revolving Credit Commitment” under the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder (provided, however, that each Departing Lender shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03) and (f) the Borrowers hereby agree to compensate each Lender and each Departing Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “LIBOR Loans” under the Existing Credit Agreement) and such reallocation (and any repayment or prepayment of a Departing Lender’s Loan) described above, in each case on the terms and in the manner set forth in Section 2.16 hereof.

ARTICLE II

The Credits
SECTION 2.01.    Commitments. Prior to the Effective Date, certain loans were made to one or more of the Borrowers under the Existing Credit Agreement (including all “Revolving Credit Loans” under (and as defined in) the Existing Credit Agreement) which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrowers and each of the Lenders agree that on the Effective Date but subject to the reallocation and other transactions described in Section 1.07, the Existing Loans shall be reevidenced as Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, (a) each US Tranche Lender (severally and not jointly) agrees to make US Tranche Revolving Loans to the US Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s US Tranche Revolving Credit Exposure exceeding such Lender’s US Tranche Commitment or (ii) the sum of the total US Tranche Revolving Credit Exposures exceeding the aggregate US Tranche Commitments, (b) each Global Tranche Lender (severally and not jointly) agrees to make Global Tranche Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Global Tranche Revolving Credit Exposure exceeding such Lender’s Global Tranche Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Global Tranche Revolving Credit Exposures exceeding the aggregate Global Tranche Commitments, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Global Tranche Revolving Loans and Global Tranche LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit or (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Global Tranche Revolving Loans made and outstanding to the Foreign Subsidiary Borrowers, exceeding the Foreign Borrower Sublimit and (c) each Tranche A Term Lender with a Tranche A Term Loan Commitment (severally and not jointly) agrees to make a Tranche A Term Loan to the Company in Dollars on the Effective Date, in an amount equal to such Lender’s Tranche A Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Company shall ensure that no Loan to Scotts Treasury EEIG may remain outstanding for more than 11.5 months and, after any such Loan is repaid, there shall be a period of at least two weeks during which Scotts Treasury EEIG has no Loan or other amount outstanding under any Loan Document; provided that the Company may deliver a notice to the Administrative Agent at any time directing that the restriction in this Section 2.01 shall cease to apply with respect to such Loan or such period as are mentioned in any such notice.
SECTION 2.02.    Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.
(b)    Subject to Section 2.14, each US Tranche Revolving Borrowing, each Global Tranche Revolving Borrowing and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate US Tranche Commitments or the aggregate Global Tranche Commitments, as applicable, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 (or, if such Swing Line Loan is denominated in a Foreign Currency, 100,000 units of such currency) and not less than $100,000 (or, if such Swingline Loan is denominated in a Foreign Currency, 100,000 units of such currency). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty-five (25) Eurocurrency Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, (i) no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto and (ii) subject to the requirements of Section 2.01, each requested Revolving Borrowing denominated in Dollars shall be made pro rata among the Revolving Lenders (and between the US Tranche Commitments and the Global Tranche Commitments) according to the sum of the aggregate amount of their respective US Tranche Commitments and Global Tranche Commitments; provided that if, on such date of such Borrowing (after giving effect to any prepayments of Revolving Loans and/or the expiration of any Letters of Credit to occur as of such date) any Revolving Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the Global Tranche Commitments, such requested Borrowing denominated in Dollars shall be made pro rata (or as nearly pro rata as practical) among the Revolving Lenders (and under the US Tranche Commitments and the Global Tranche Commitments) according to the sum of the aggregate unused amount of their respective US Tranche Commitments and Global Tranche Commitments.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request signed by such Borrower, or the Company on its behalf) not later than 1:00 p.m., Local Time, four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable

Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower;
(ii)    the aggregate principal amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and, subject to the requirements of Section 2.02(d)(ii), whether such Borrowing is to be a US Tranche Revolving Borrowing, a Global Tranche Revolving Borrowing or a Tranche A Term Loan Borrowing or an Incremental Term Borrowing of a particular Series;
(v)    in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then, (i) in the case of a Revolving Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing made on a pro rata basis under the US Tranche Commitments and the Global Tranche Commitments as contemplated by Section 2.02(d)(ii) and (ii) in the case of a Tranche A Term Loan Borrowing, the requested Tranche A Term Loan Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:
(a)    each Global Tranche Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Global Tranche Eurocurrency Borrowing,
(b)    each euro Swingline Loan and each Canadian Swingline Loan, in each case on the date of the making of such Swingline Loan,
(c)    the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and
(d)    all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.
SECTION 2.05.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans (x) in Dollars, euro or Canadian Dollars to any Borrower from time to time during the Availability Period, in an aggregate principal Dollar Amount at any time outstanding that will not result in (i) subject to Sections 2.04 and 2.11(b), the aggregate principal Dollar Amount of outstanding Swingline Loans exceeding $100,000,000, (ii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total Global Tranche Revolving Credit Exposures exceeding the aggregate Global Tranche Commitments or (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Global Tranche Revolving Loans made and outstanding to the Foreign Subsidiary Borrowers exceeding the Foreign Borrower Sublimit; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (i) by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan in Dollars, (ii) by irrevocable written notice (via a written Borrowing Request in a form approved by the Swingline Lender and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request), not later than 1:00 p.m., Local Time, on the day of a proposed euro Swingline Loan and (iii) by telephone (confirmed by telecopy), not later than 12:00 noon, Local Time, on the day of a proposed Canadian Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the applicable Borrower requesting such Swingline Loan, the currency, Interest Period (in the case of a euro Swingline Loan), Type and amount of the requested Swingline Loan and the account of the applicable Borrower to which the proceeds of such Swingline Loan are to be credited. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or any other Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to an account of such Borrower with the Swingline Lender or to such other account of such Borrower as directed in writing by such Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, (i) in respect of Dollar Swingline Loans, on any Business Day, (ii) in respect of euro Swingline Loans, one (1) Business Day before the date of the proposed acquisition of participations and (iii) in respect of Canadian Swingline Loans, one (1) Business Day before the date of the proposed acquisition of participations, require the Global Tranche Lenders to acquire participations on such date in all or a portion of the Swingline Loans outstanding in the applicable Agreed Currency of such Swingline Loans. Such notice shall specify the aggregate amount and the applicable Agreed Currency of Swingline Loans in which Global Tranche Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Global Tranche Lender, specifying in such notice such Global Tranche Lender’s Global Tranche Percentage of such Swingline Loan or Loans and the applicable Agreed Currency of such Swingline Loan or Loans. Each Global Tranche Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Global Tranche Lender’s Global Tranche Percentage of such Swingline

Loan or Loans. Each Global Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Global Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Global Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Global Tranche Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Global Tranche Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Global Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the relevant Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment of any Swingline Loan made to such Borrower.
SECTION 2.06.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company or any Subsidiary Borrower may request the issuance of Global Tranche Letters of Credit denominated in Agreed Currencies and US Tranche Letters of Credit denominated in Dollars, in each case as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary Borrower, or for the support of any Subsidiary Borrower’s or other Subsidiary’s obligations, as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company or the applicable Subsidiary Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, whether such Letter of Credit is a Global Tranche Letter of Credit or a US Tranche Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $100,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made such Issuing Bank that have not yet been reimbursed by or on behalf of the Company at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment, (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Global Tranche Revolving Credit Exposures shall not exceed the aggregate Global Tranche Commitments, (iv) subject to Sections 2.04 and 2.11(b), the sum of the total US Tranche Revolving Credit Exposures shall not exceed the aggregate US Tranche Commitments and (v) subject to Section 2.04 and 2.11(b), the Dollar Amount of the total outstanding Global Tranche Revolving Loans and Global Tranche LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit. The Company may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in the immediately preceding clauses (i) through (v) shall not be satisfied.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit with a one-year tenor may contain customary automatic renewal provisions agreed upon by the Company and the relevant Issuing Bank that provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referenced in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or any Revolving Lender in respect of the Tranche under which such Letter of Credit is issued (each such Revolving Lender, an “Applicable Lender”), the relevant Issuing Bank hereby grants to each Applicable Lender, and each Applicable Lender hereby acquires from the relevant Issuing Bank, a participation in such Letter of Credit equal to such Applicable Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Applicable Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Applicable Lender’s Applicable Percentage of each LC

Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the relevant Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in Dollars, an ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Dollar Swingline Loan in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Dollar Swingline Loan, as applicable. If the Company fails to make such payment when due, the Administrative Agent shall notify each Applicable Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Applicable Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Applicable Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Applicable Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by an Applicable Lender pursuant to this paragraph to reimburse the relevant Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Dollar Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Global Tranche Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Global Tranche Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Dollar Amount thereof, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)    Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Applicable Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Spread with respect to Eurocurrency Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Applicable Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Applicable Lender to the extent of such payment.
(i)    Replacement of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.
(k)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms provides for one or more automatic increases in the stated amount thereof, shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
(l)    Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iii) on any Business Day on which the Company fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
SECTION 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that (1) Tranche A Term Loans shall be made as provided in Section 2.01(c) and (2) Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of such Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 2:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.    Interest Elections. (a) Each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and, in the case of a Borrowing consisting of Revolving Loans, whether (subject to the requirements of Section 2.02(d)(ii)) such Borrowing is to be a US Tranche Revolving Borrowing or Global Tranche Revolving Borrowing; and

(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the relevant Borrower (or the Company on its behalf) fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.
SECTION 2.09.    Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche A Term Loan Commitments shall terminate at 3:00 p.m. (New York City time) on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.
(b)    The Company may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (ii) the Company shall not terminate or reduce the US Tranche Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.11, the Dollar Amount of the sum of the total US Tranche Revolving Credit Exposures would exceed the aggregate US Tranche Commitments and (iii) the Company shall not terminate or reduce the Global Tranche Commitments if, after giving effect to any concurrent prepayment of the Global Tranche Revolving Loans in accordance with Section 2.11, the Dollar Amount of the sum of the total Global Tranche Revolving Credit Exposures would exceed the aggregate Global Tranche Commitments.
(c)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.10.    Repayment and Amortization of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Maturity Date in the currency of such Loan and (ii) in the case of the each Borrower, to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made to such Borrower that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Global Tranche Revolving Borrowing is made, each Borrower shall repay all Swingline Loans made to such Borrower then outstanding. The Company shall repay Tranche A Term Loans on the last day of each calendar quarter (commencing with the calendar quarter ending March 31, 2016) in an amount equal to $3,750,000 (as adjusted from time to time pursuant to Section 2.11(a)). To the extent not previously repaid, all unpaid Tranche A Term Loans shall be paid in full in Dollars by the Company on the Tranche A Term Loan Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.
(e)    Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note (each, a “Note”). In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).
(f)    The Company shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Loan Commitments of such Series.

SECTION 2.11.    Prepayment of Loans.
(a)    Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to break funding payments required by Section 2.16) subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (promptly followed by telephonic confirmation of such request) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, and each voluntary prepayment of a Tranche A Term Loan Borrowing shall be applied ratably to the Tranche A Term Loans included in the prepaid Tranche A Term Loan Borrowing in such order of application as directed by the Company. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
(b)    If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments, (B) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures of any Class (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments of such Class, (C) the sum of the aggregate principal Dollar Amount of all of the outstanding Global Tranche Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (calculated as of the most recent Computation Date with respect to each such Credit Event) exceeds the Foreign Currency Sublimit or (D) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) in respect of the Foreign Subsidiary Borrowers (the “Foreign Borrower Exposure”) exceeds the Foreign Borrower Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate Revolving Commitments, (B) the sum of the aggregate principal Dollar Amount of all of the Global Tranche Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate Global Tranche Commitments, (C) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit or (D) the Foreign Borrower Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Borrower Sublimit, the Borrowers shall in each case immediately repay Revolving Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (w) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the aggregate Revolving Commitments, (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) of each Class to be less than or equal to the aggregate Revolving Commitments of such Class, (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit and (z) the Foreign Borrower Exposure to be less than or equal to the Foreign Borrower Sublimit, as applicable.
SECTION 2.12.    Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the third (3rd) Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Spread used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c)    The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable absent manifest error in the calculation thereof.
SECTION 2.13.    Interest. (a) (i) The Loans comprising each ABR Borrowing (other than a Dollar Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Spread for ABR Borrowings. (ii) each Dollar Swingline Loan shall bear interest at the Dollar Swingline Rate (iii) Each euro Swingline Loan shall bear interest at the euro Swingline Rate. (iv) Each Canadian Swingline Loan shall bear interest at the Canadian Swingline Rate.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) (A) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, (B) computed by reference to the AUD Rate and (C) computed by reference to the CDOR Rate, in each case shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith by a Canadian Borrower is to be calculated on the basis of a 360-, 365- or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
(g)    If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)    first, by reducing the amount or rate of interest; and
(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
SECTION 2.14.    Alternate Rate of Interest.
(a)    If at the time that the Administrative Agent shall seek to determine the Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Required Lenders, Borrowings shall not be available in such Foreign Currency.
(b)    If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)    the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or
(ii)    the Administrative Agent is advised by the Majority in Interest of the Lenders of any Class in their reasonable determination that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then the LIBO Rate for such Eurocurrency Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate (together with a reasonably detailed explanation of the calculation thereof) of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then, subject to Section 2.17(h) and without duplication, the sum payable by the applicable Loan Party shall be increased (or, in the case of an Australian Borrower, an additional amount shall be payable) as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrowers. The relevant Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This paragraph (d) shall not apply to the extent such Taxes would have been compensated for by an increased payment under Section 2.17(h)(i) but were not so compensated solely because one of the exclusions set forth in Section 2.17(h)(iii) applied.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    United Kingdom Withholding Tax Matters.
(i)    If a UK Tax Deduction is required by law to be made by any Loan Party, the amount of the payment due from that Loan Party shall be increased to an amount which (after making any UK Tax Deduction) leaves an amount equal to the payment which would have been due if no UK Tax Deduction had been required.
(ii)    The Company shall promptly upon becoming aware that a Loan Party must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Administrative Agent receives such notification from a Lender or Issuing Bank it shall notify the Company. For the avoidance of doubt, any failure by a Lender or Issuing Bank to comply with this Section 2.17(h)(ii) shall not limit or otherwise affect any of such Lender’s or Issuing Bank’s, rights under any Loan Document or any obligation of a Loan Party under any Loan Document.
(iii)    In the case of a Lender advancing a Loan to a UK Borrower, a payment by a UK Borrower shall not be increased pursuant to Section 2.17(a) or Section 2.17(h)(i) by reason of UK Tax Deduction imposed by the United Kingdom if on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty, or any published practice or published concession of any relevant taxing authority or (ii) the relevant Lender is a UK Treaty Lender and the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.17(h)(v)(A) or Section 2.17(h)(vi), as applicable, or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA 2007 which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction and (B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made, or (iv) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to the relevant UK Borrower or the Company and (B) the payment could have been made to the relevant Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the relevant UK Borrower or the Company, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA 2007.
(iv)    Within thirty days of making either a UK Tax Deduction or any payment required in connection with that UK Tax Deduction the Loan Party making that UK Tax Deduction shall deliver to the Administrative Agent for the Recipient entitled to the payment a statement under section 975 of the UK ITA 2007 or other evidence reasonably satisfactory to such Recipient that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to HM Revenue & Customs.

(v)    In the case of a Lender advancing a Loan to a UK Borrower:
(A)    Subject to (B) below, each UK Treaty Lender and each UK Borrower which makes a payment to which that UK Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without a UK Tax Deduction.
(B)
(1)    A UK Treaty Lender which becomes a Party on the day on which this Agreement is entered into that (x) holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent on its signature page to this Agreement or otherwise in writing to the Company within 15 days of the Effective Date; and

(2)    a Lender which becomes a Lender hereunder after the day on which this Agreement is entered into that (x) holds a passport under the HM Revenue & Customs DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the Assignment or Assumption or Incremental Facility Agreement, as the case may be, or otherwise in writing to the Company within 15 days of it become a party to this Agreement; and

(C)    Upon satisfying either paragraph (B)(1) or (B)(2) above, such Lender shall have satisfied its obligations under Section 2.17(f)(i) (in respect of a UK Tax Deduction) and Section 2.17(h)(v)(A) above.
(vi)    If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(h)(v)(B) above, the UK Borrower(s) making payments to that UK Treaty Lender shall make a UK Borrower DTTP filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if a UK Borrower making a payment to that UK Treaty Lender has made a UK Borrower DTTP Filing in respect of that UK Treaty Lender but:
(A)    such UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(B)    HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for Tax within 60 days of the date of such UK Borrower DTTP Filing;
and in each case, such UK Borrower has notified that UK Treaty Lender in writing of either (A) or (B) above, then such UK Treaty Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(vii)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.17(h)(v)(B) above, no UK Borrower shall make a UK Borrower DTTP Filing or file any other form relating to the HM Revenue & Custom DT Treaty

Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(viii)    Each UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of such UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(ix)    Each Lender which becomes a party to this Agreement (a “Party”) after the date of this Agreement (a “New Lender”) shall indicate in the relevant Assignment and Assumption or Incremental Facility Agreement (as applicable) which it executes on becoming a Party, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in: (i) not a UK Qualifying Lender; (ii) a UK Qualifying Lender (other than a UK Treaty Lender); or (iii) a UK Treaty Lender, and if the New Lender fails to indicate its status in accordance with this Section 2.17(h)(ix) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the relevant UK Borrower). For the avoidance of doubt, an Assignment and Assumption or Incremental Facility Agreement shall not be invalidated by any failure of a Lender to comply with this Section 2.17(h)(ix).
(i)    VAT.
(i)    All amounts set out or expressed in a Loan Document to be payable by any party to this Agreement (a “Party”) to any Recipient which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.17(i)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Party shall pay to such Recipient, as applicable, (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Recipient, as applicable, shall promptly provide an appropriate VAT invoice to such Party).
(ii)    If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “VAT Recipient”) under a Loan Document, and any Party other than the VAT Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration):
(A)    where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The VAT Recipient will, where this Section 2.17(i)(ii)(A) applies, promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the VAT Recipient from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on the supply; and
(B)    where the VAT Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)    Where a Loan Document requires any Party to reimburse or indemnify a Recipient for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)    Any reference in this Section 2.17(i) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(v)    In relation to any supply made by a Recipient to any Party under a Loan Document, if reasonably requested by such Recipient, that Party must promptly provide details of its VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.
(j)    Australian Taxation Matters. Without prejudice to its rights to receive additional amounts pursuant to section 2.17(a), each Lender shall:
(i)    within ten (10) Business Days of receiving a request from the Australian Borrower, provide the Australian Borrower with written confirmation of whether or not it is (X) an Australian Treaty Lender or (Y) carrying on business in Australia through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and
(ii)    within ten (10) Business Days of a change in its status as notified under paragraph (i), provide the Australian Borrower with written notification of that change in status.
(k)    GST/HST.(i)
(i)    All amounts set out or expressed in a Loan Document to be payable by any Party to a Recipient which (in whole or in part) constitute the consideration for any supply or supplies for GST/HST purposes shall be deemed to be exclusive of any GST/HST which is chargeable on such supply or supplies. The Party shall be responsible for paying such GST/HST. If the Recipient is required to account to the relevant tax authority for the GST/HST, that Party shall pay to such Recipient, as applicable (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such GST/HST, against proper invoice from the Recipient, separately indicating the amount of the GST/HST and the Recipient’s GST/HST registration number.
(ii)    Where a Loan Document requires any Party to reimburse or indemnify a Recipient for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such

Recipient for the full amount of such cost or expense net of any GST/HST that the Recipient reasonably determines that is recoverable to the Recipient as an input tax credit or refund from the relevant tax authority.
(l)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(m)    Certain FATCA Matters. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i) or 1.1471-2T(b)(2)(i).
(n)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank (other than for the purposes of Section 2.17(h) of this Section 2.17) and the term “applicable law” includes FATCA.
SECTION 2.18.    Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.
(a)    Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)    Any proceeds of Collateral received by the Administrative Agent pursuant to the terms of any Guarantee and Collateral Agreement shall be applied as provided in such Guarantee and Collateral Agreement. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
(c)    [Intentionally Omitted].
(d)    If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply) or (C) transactions described in or otherwise in connection with an Incremental Facility Amendment. Each Borrower consents to the foregoing and agrees that, to the extent permitted by applicable law, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)    Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the relevant Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (other than amounts in respect of Other Taxes, VAT or GST/HST) or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
SECTION 2.20.    Incremental Facilities.
(a)    The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Availability Period, the establishment of Incremental Revolving Commitments in respect of the Global Tranche Commitments and/or the US Tranche Commitments and/or (ii) the establishment of Incremental Term Loan Commitments. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Loan

Commitments, as applicable, shall be effective, which shall be a date not less than ten (10) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Commitments or Incremental Term Loan Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Loan Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, the Issuing Banks and the Swingline Lender). Notwithstanding anything herein to the contrary, the aggregate Dollar Amount (calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of Incremental Term Loan Commitments, or first committed, in the case of Incremental Revolving Commitments) of all Incremental Revolving Commitments and Incremental Term Loan Commitments established pursuant to this Section 2.20, together with the aggregate Dollar Amount (calculated based on the Exchange Rate in effect on the date such Indebtedness is incurred) of all Incremental Equivalent Notes previously (or substantially simultaneously) incurred pursuant to Section 6.05(n), shall not exceed the sum of (A) $500,000,000 plus (B) the amount of any voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Commitments effected after the Effective Date (it being understood that any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder shall not increase the calculation of the amount under this clause (B)) plus (C) unlimited additional Incremental Revolving Commitments, Incremental Term Loan Commitments and Incremental Equivalent Notes so long as, after giving pro forma effect thereto (assuming that any such Incremental Revolving Commitments are drawn in full, but excluding the cash proceeds of any such Incremental Term Loans, Incremental Revolving Commitments and Incremental Equivalent Notes for purposes of netting cash and Cash Equivalents in the calculation of the Leverage Ratio), the Leverage Ratio shall not exceed 3.50 to 1.00 (other than to the extent such Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes are incurred pursuant to this clause (C) concurrently with the incurrence of Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes in reliance on clause (A) of this sentence, in which case the Leverage Ratio shall be permitted to exceed 3.50 to 1.00 to the extent of such Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes incurred in reliance on such clause (A)); provided that, for the avoidance of doubt, Incremental Revolving Commitments, Incremental Term Loan Commitments and Incremental Equivalent Notes may be incurred pursuant to this clause (C) prior to utilization of the amount set forth in clause (A) of this sentence.
(b)    The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder (including the Tranche under which such Incremental Revolving Commitment is being effected), and shall be treated as a single Class with such Revolving Commitments and Loans under such Tranche. The terms and conditions of any Incremental Term Loan Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Tranche A Term Loan Commitments and the Tranche A Term Loans; provided that (i) the interest rate margins with respect to any Incremental Term Loans shall be as agreed by the Company and the lenders in respect thereof, (ii) any Incremental Term Loan shall have terms, in the Company’s reasonable judgment, customary for a term loan of such type under then-existing market convention, (iii) subject to clause (ii) above, the amortization schedule with respect to any Incremental Term Loans shall be as agreed by the Company and the lenders in respect thereof, provided that the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Tranche A Terms Loans, (iv) no Incremental Term Maturity Date with respect to Incremental Term Loans shall be earlier than the Tranche A Term Loan Maturity Date, (v) except as set forth above (or otherwise customary for Incremental Term Loans of such type), the Incremental Term Loans shall be treated no more favorably than the Tranche A Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Term Loans; provided further that any Incremental Term Loans may add additional covenants or events of default not otherwise applicable to the Tranche A Term Loans or covenants more restrictive than the covenants applicable to the Tranche A Term Loans in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Facility so long as all Lenders receive the benefits of such additional covenants, events of default or more restrictive covenants (unless such additional covenants, events of default or more restrictive covenants are customarily limited to term loans of the type of such Incremental Term Loans), (vi) to the extent the terms applicable to any Incremental Term Loans are inconsistent with the terms applicable to the Tranche A Term Loans (except, in each case, as otherwise permitted pursuant to this paragraph (b)), such terms shall be reasonably satisfactory to the Administrative Agent, and (vii) any Incremental Term Loans shall have the same Guarantees as, shall rank pari passu with respect to the Liens on the Collateral and in right of payment with the Loans (except to the extent that the related Incremental Facility Agreement provides for such Incremental Term Loans to be treated less favorably, in which case such Incremental Term Loans shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent). Any Incremental Term Loan Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement. Notwithstanding the foregoing, in no event shall there be more than five (5) maturity dates in respect of the Credit Facilities (including any Replacement Term Loans or Replacement Revolving Facilities).
(c)    The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that (other than with respect to the incurrence of Incremental Term Loans the proceeds of which shall be used to consummate an acquisition permitted by this Agreement for which the Company has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition”) as to which conditions (i) through (iii) below shall not apply) no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such date, (iii) after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof (and assuming, in the case of any Incremental Revolving Commitments to be made on the date of effectiveness thereof, that such Incremental Revolving Commitments are fully drawn), the Company shall be in pro forma compliance with the financial covenants set forth in Sections 5.09 and 5.10, (iv) the Company shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section, and (v) the other conditions, if any, set forth in the applicable Incremental Facility Agreement are satisfied; provided further that no Incremental Term Loans in respect of a Limited Conditionality Acquisition shall become effective unless (1) as of the date of execution of the definitive acquisition documentation in respect of such Limited

Conditionality Acquisition (the “Limited Conditionality Acquisition Agreement”) by the parties thereto, no Default or Event of Default shall have occurred and be continuing or would result from entry into the Limited Conditionality Acquisition Agreement, (2) as of the date of the borrowing of such Incremental Term Loans, no Event of Default under clause (a) or (f) of Article VII is in existence immediately before or after giving effect (including on a pro forma basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, (4) as of the date of the borrowing of such Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Incremental Term Loans) shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Term Loans and (5) as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto, the Company shall be in pro forma compliance with the financial covenants set forth in Sections 5.09 and 5.10. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.
(d)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment in respect of any Class, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender in respect of such Class and (B) the total Revolving Commitments of such Class shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment.” For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.
(e)    On the date of effectiveness of any Incremental Revolving Commitments of any Class, each Revolving Lender of any applicable Class shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each such Revolving Lender of any applicable Class, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders of each applicable Class ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.
(f)    Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Loan Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Loan Commitment on the date specified in such Incremental Facility Agreement.
(g)    The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in paragraph (a) above and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to paragraph (e) above.
SECTION 2.21.    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
SECTION 2.22.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or a Majority in Interest of any Class of Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    so long as no Event of Default has occurred and is continuing, (1) all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting

Lenders that are Global Tranche Lenders (the “Non-Defaulting Global Tranche Lenders”) in accordance with their respective Global Tranche Percentages but only to the extent the (A) the sum of all Non-Defaulting Global Tranche Lenders’ Global Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting Global Tranche Lenders’ Global Tranche Commitments and (B) each Non-Defaulting Global Tranche Lender’s Global Tranche Revolving Credit Exposure does not exceed such Non-Defaulting Global Tranche Lender’s Global Tranche Commitment; and (2) all or any part of the US Tranche LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are US Tranche Lenders (the “Non-Defaulting US Tranche Lenders”) in accordance with their respective US Tranche Percentages but only to the extent (A) the sum of all Non-Defaulting US Tranche Lenders’ US Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting US Tranche Lenders’ US Tranche Commitments and (B) each Non-Defaulting US Tranche Lender’s US Tranche Revolving Credit Exposure does not exceed such Non-Defaulting US Tranche Lender’s US Tranche Commitment; and (3) all or any part of the Global Tranche LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Global Tranche Lenders in accordance with their respective Global Tranche Percentages but only to the extent (A) the sum of all Non-Defaulting Global Tranche Lenders’ Global Tranche Revolving Credit Exposures does not exceed the total of all Non-Defaulting Global Tranche Lenders’ Global Tranche Commitments and (B) each Non-Defaulting Global Tranche Lender’s Global Tranche Revolving Credit Exposure does not exceed such Non-Defaulting Global Tranche Lender’s Global Tranche Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of each Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the relevant Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the relevant Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the relevant Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the US Tranche Revolving Loans of the other Lenders and/or Global Tranche Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.23.    Designation of Subsidiary Borrowers. On the Effective Date, and subject to the satisfaction of the applicable conditions in Article IV hereto, each of the Initial Subsidiary Borrowers shall be Subsidiary Borrowers party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Subsidiary Borrower Termination with respect to any such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and cease to be a party to this Agreement. After the Effective Date, the Company may at any time and from time to time designate any Eligible Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Subsidiary Borrower Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement. Each Subsidiary Borrower shall remain a Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Subsidiary Borrower Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding anything else in this Section 2.23 to the contrary, no Subsidiary Borrower Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Subsidiary Borrower Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Subsidiary Borrower Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.
SECTION 2.24.    Administrative Borrower. Each Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to the administration of this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein (other than any waiver, amendment or other modification contemplated by Section 9.02). Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the Borrowers.

ARTICLE III

Representations and Warranties
In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit herein provided for, the Company hereby represents and warrants to the Administrative Agent and to each Lender that:
SECTION 3.01.    Financial Condition.
(a)    The unaudited pro forma capitalization of the Company and its consolidated Subsidiaries as at June 27, 2015 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing and (ii) the payment of fees and expenses in connection with the Refinancing. The Pro Forma Balance Sheet fairly presents in all material respects on a pro forma basis the estimated financial position of Company and its consolidated Subsidiaries as at June 27, 2015 (subject to year-end audit adjustments and the absence of footnotes), assuming that the events specified in the preceding sentence had actually occurred at such date.
(b)    The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2013 and September 30, 2014 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche LLP, copies of which have heretofore been delivered to each of the Lenders, fairly present in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such respective dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal periods then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Since September 30, 2014 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.02.    Corporate Existence; Compliance with Law.
(a)    Each of the Company and its Material Subsidiaries (a) is duly organized or incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate or other power and authority and the legal right to own and operate its property, to lease the property it leases and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other applicable entity and in good standing under the laws of any jurisdiction where its ownership, lease or operation of property or the conduct or proposed conduct of its business requires such qualification, except where the failure to so qualify would not, in any instance or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all material Requirements of Law applicable to it or its business, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each UK Borrower or Subsidiary Guarantor organized under the laws of England and Wales is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
(b)    The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable

Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of a Responsible Officer of the Company, its directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects and, in the case of any Foreign Subsidiary Borrower, is not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (i) the Company, any Subsidiary or, to the knowledge of a Responsible Officer of the Company or such Subsidiary, any of their respective directors, officers or employees, or (ii) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.
SECTION 3.03.    Corporate Power; Authorization; Enforceable Obligations. Each of the Company and its Subsidiaries has the corporate or other power and authority and the legal right to make, deliver and perform this Agreement and the other Loan Documents to which it is a party and to borrow hereunder (in the case of the Company and any Subsidiary Borrower) and has taken all corporate or other action necessary to be taken by it to authorize such actions. No consent, waiver or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required to be made or obtained by the Company or its Subsidiaries in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement and the other Loan Documents to which it is a party, except (i) such as have been obtained or made and are in full force and effect and (ii) any SEC filings to be made in connection with the Refinancing. This Agreement constitutes, and the other Loan Documents to which the Company or any Subsidiary is a party when executed and delivered hereunder will constitute, a legal, valid and binding obligation of the Company and such Subsidiary, enforceable against the Company and such Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
SECTION 3.04.    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof do not (i) violate any Requirement of Law applicable to the Company and its subsidiaries or Contractual Obligation of the Company or any of its Material Subsidiaries, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect or (ii) result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which could reasonably be expected to have a Material Adverse Effect except for Liens which may be required by the Existing Senior Notes Indentures.
SECTION 3.05.    No Material Litigation. Except as set forth on Schedule 3.05, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of a Responsible Officer of the Company, threatened by or against the Company or any of its Subsidiaries (a) with respect to this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) as to which there is a reasonable likelihood of an adverse determination with respect to the Company or any of its Subsidiaries and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
SECTION 3.06.    No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.    No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. Neither the Company nor any of its Subsidiaries is in default under any order, award or decree of any arbitrator or Governmental Authority binding upon it or by which any of its properties or assets may be bound, where such default would reasonably be expected to have a Material Adverse Effect.
SECTION 3.08.    Subsidiaries. The Subsidiaries listed on Schedule 3.08 constitute all of the Subsidiaries of the Company in existence on the Effective Date.
SECTION 3.09.    Disclosure. No representations or warranties made by, or written or other formally presented information (other than information of a general economic or industry specific nature) supplied by, the Company or any of its Subsidiaries in this Agreement, any other Loan Document or in any other document, including without limitation the Lender Presentation, furnished to the Lenders from time to time in connection herewith or therewith (as such other documents may be supplemented or updated from time to time), taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, including the Projections, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.10.    Margin Stock. None of the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined under Regulation U of the Board).
SECTION 3.11.    Federal Regulations. No part of the proceeds of any Loans will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulations T, U and X, as now and from time to time hereafter in effect.
SECTION 3.12.    Investment Company Act; Other Regulations. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is subject to regulation under any U.S. federal or state statute or regulation which limits its ability to incur indebtedness.
SECTION 3.13.    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of a Responsible Officer of the Company, threatened; (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.
SECTION 3.14.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.15.    Title to Real Property. Each of the Company and its Subsidiaries has good title in fee simple to, or a valid and subsisting leasehold, easement or other interest in, all of the real property on which it operates its business and good title to all its other property, except where the failure to have such good title or subsisting leasehold, easement or other interest would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.16.    Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be) except where the failure to file such returns or pay such taxes and/or assessments would not reasonably be expected to have a Material Adverse Effect. Under the laws of its Relevant Jurisdiction it is not necessary that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, subject to any qualifications contained in any legal opinion issued in relation to any of the Loan Documents, and except to the extent such stamp, registration, notarial or similar Taxes or fees are necessary, the Company has paid or caused such amounts to be paid when due (or paid or caused such amounts (together with any interest and penalties) to be paid promptly after a Responsible Officer obtains knowledge of the same if such amounts were not paid when due).
SECTION 3.17.    Environmental Matters. Except as set forth on Schedule 3.17, each of the following is true and correct, other than exceptions to any of the following that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)    Each of the properties currently owned or operated by the Company or any of its Subsidiaries does not contain, and has not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably give rise to liability to the Company or any of its Subsidiaries under, any applicable Environmental Laws.
(b)    The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and to the knowledge of a Responsible Officer of the Company there is no contamination or violation of any applicable Environmental Law which, in the aggregate with all other contaminations and violations, could reasonably be expected to interfere with the continued operations or the business of the Company and its Subsidiaries.
(c)    Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws nor is it reasonably expected that any such notice will be received or is being threatened.
(d)    To the knowledge of a Responsible Officer of the Company, (i) Materials of Environmental Concern have not been transported or disposed of in violation of, or in a manner or to a location which would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under any applicable Environmental Laws, and (ii) Materials of Environmental Concern have not been generated, treated, stored or disposed of at, on or under any of the Company’s or any of its Subsidiaries’

properties in a manner that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under, any applicable Environmental Laws.
(e)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company or any of its Subsidiaries is or to the knowledge of a Responsible Officer of the Company will be named as a party or which will adversely affect the ability of the Company or any of its Subsidiaries to conduct any part of their business nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to the Company or any of its Subsidiaries.
(f)    There has been no release or threat of release of Materials of Environmental Concern at any location for which the Company or any of its Subsidiaries is liable by contract or operation of law, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under any applicable Environmental Laws.
SECTION 3.18.    Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know‑how and processes necessary for the conduct of its business as currently conducted except for those the failure of which to own or license would not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, and no Responsible Officer of the Company knows of any valid basis for any such claim, except for such claims which would not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.19.    Security Documents. Except to the extent otherwise noted therein, the Guarantee and Collateral Agreement and each Foreign Pledge Agreement are effective to create, or continue, in favor of the Administrative Agent, for the benefit of the Lenders (or, where required by law, in favor of each Lender), a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of (i) the Pledged Stock described and defined in the Guarantee and Collateral Agreement, except to the extent otherwise noted therein, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, (ii) the other Collateral described and defined in the Guarantee and Collateral Agreement, except to the extent otherwise noted therein, when the financing statements specified on Schedule 3.19(ii) in appropriate form are filed in the offices specified on Schedule 3.19(ii) and (iii) the filings and other actions are made in respect of the Foreign Pledge Agreements specified on Schedule 3.19(iii), each Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (or in the case of the Australian Foreign Pledge Agreement, the Secured Moneys (as defined in the Australian Foreign Pledge Agreement)), in each case prior and superior in right to any other Person, subject to Liens permitted by Section 6.01. The pledge of the voting Capital Stock of any Foreign Subsidiary will be limited to 65% of such Capital Stock of such Foreign Subsidiary, but no other assets of Foreign Subsidiaries of the Company shall be pledged as collateral security.
SECTION 3.20.    Solvency. The Company and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

ARTICLE IV

Conditions
SECTION 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Hunton & Williams LLP, special US counsel for the Loan Parties, (ii) Vorys, Sater, Seymour and Pease LLP, special Ohio counsel for the Loan Parties, (iii) Clifford Chance LLP, special UK counsel for the Loan Parties, (iv) Ashurst Australia, special Australian counsel for the Loan Parties and (v) Borden Ladner Gervais LLP, special Canadian counsel for the Loan Parties, in each case covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization or incorporation, existence and, where applicable, good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit B.
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Responsible Officer of the Company, certifying (i) that the representations and warranties contained in Article III are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such date and (ii) that no Default or Event of Default has occurred and is continuing as of such date.
(e)    The Administrative Agent shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent payment of) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
For purpose of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.01 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than in the case of a refinancing of a Borrowing with a new Borrowing that does not increase the aggregate principal amount of the Loans of any Lender outstanding), and of the

Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03.    Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(a)    Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its board of directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Subsidiary Borrower Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization or incorporation, existence and good standing of such Subsidiary;
(b)    An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Subsidiary Borrower Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;
(c)    Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;
(d)    Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and
(e)    Any documentation and other information that is reasonably requested by the Administrative Agent or any of the Lenders and that is required by regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the Patriot Act.

ARTICLE V

Affirmative Covenants
The Company hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Unliquidated Obligations) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company shall, and in the case of the agreements set forth in Sections 5.03, 5.04, 5.05, 5.06, 5.07, 5.11 and 5.12, shall cause each of its Material Subsidiaries to:
SECTION 5.01.    Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending September 30, 2015), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related statements of consolidated income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided that the consolidated statements shall be certified by independent certified public accountants of nationally recognized standing without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit; and
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company (beginning with the fiscal quarter ending January 2, 2016), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such quarter and the related unaudited statements of consolidated income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Company as being fairly stated in all material respects;
all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), such financial statements need not contain notes and shall be prepared substantially in accordance with GAAP) applied consistently throughout the periods reflected therein, except as otherwise disclosed in the notes thereto.
Any financial statement or other documents required to be delivered pursuant to this Section 5.01 or Section 5.02(c) below shall be deemed to have been delivered on the date on which the Company posts such financial statement or other document on its website at www.scotts.com or when such financial statement or other document is posted on the SEC’s website at www.sec.gov.
SECTION 5.02.    Certificates; Other Information. Furnish to the Administrative Agent (for distribution to each Lender):
(a)    concurrently with the delivery of the financial statements referred to in Section 5.01(a) and 5.01(b) above, a certificate from a Responsible Officer of the Company (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) showing in detail the calculations supporting such statement in respect of Sections 5.09 and 5.10;

(b)    as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Company, a consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected income and cash flow and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);
(c)    promptly after the same are sent and received, copies of all financial statements, reports and notices which the Company sends to its shareholders and promptly after the same are filed and received, copies of all financial statements and reports which the Company may make to, or file with, and copies of all material notices the Company receives from, the SEC or any public body succeeding to any or all of the functions of the SEC;
(d)    promptly upon receipt thereof, copies of all final reports submitted to the board of directors of the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any letter to the board of directors of the Company by such accountants regarding internal controls (subject, in all cases, to applicable professional guidelines or ethical rules or the terms of any applicable engagement letter); and
(e)    promptly, on reasonable notice to the Company, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.
SECTION 5.03.    Payment of Taxes. Pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. In the event that an Australian Borrower becomes a member of a consolidated group or a MEC group for the purposes of the Australian Tax Act, ensure that all members of that group enter into and maintain a valid tax sharing agreement for the purposes of section 721-25 of the Australian Tax Act as soon as practicable, and in any event prior to the first head company’s due time (as that phrase is defined in section 721-10(1) of the Australian Tax Act) that occurs after the Australian Borrower becomes a member of the consolidated group or MEC group.
SECTION 5.04.    Compliance with Laws. (a) Comply with all laws, rules, regulations and orders of any Governmental Authority and any Contractual Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and (c) ensure that no UK Borrower or Subsidiary Guarantor organized under the laws of England and Wales shall do anything to change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from England and Wales.
SECTION 5.05.    Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and, except as may be permitted under Section 6.03, preserve, renew and keep in full force and effect its corporate existence in its jurisdiction of organization and take all reasonable action to maintain all material rights, privileges, contracts, copyrights, patents, trademarks, tradenames and franchises necessary or desirable in the normal conduct of its business as then being conducted; provided, that neither the Company nor any Material Subsidiary shall be required to preserve any such rights, privileges, contracts, copyrights, patents, trademarks, trade names and franchises if the Company or such Material Subsidiary should reasonably determine that the preservation thereof is no longer desirable in the conduct of the Company’s or such Material Subsidiary’s business.
SECTION 5.06.    Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear and casualty excepted); maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, reasonable information as to the insurance carried.
SECTION 5.07.    Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in accordance with GAAP; and permit representatives of the Administrative Agent (or upon the occurrence and during the continuance of an Event of Default, the Lenders), upon reasonable prior notice, to visit and inspect any of its properties during normal business hours, and examine and make abstracts from any of its books and records at the Company’s expense, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants all at such reasonable times and as often as reasonably requested (provided that the Company may, if it so chooses, be present and participate in any such discussions); provided, that so long as no Event of Default has occurred and is continuing, the Administrative Agent and its designated representatives shall not be reimbursed for more than one such visit and inspection per year.
SECTION 5.08.    Notices. Promptly give notice to the Administrative Agent (for distribution to each Lender) (and, in the case of clauses (a) and (b) below, in any event within five Business Days after a Responsible Officer learns thereof):
(a)    of the occurrence of any Default or Event of Default;
(b)    of any litigation or proceeding against or affecting the Company or any of its Subsidiaries (i) which, in the reasonable opinion of a Responsible Officer of the Company, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of the Company, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    of the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or (ii) the occurrence of any Foreign Plan Event that, alone or together with any other Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(d)    promptly following receipt thereof, copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that the Company, any Subsidiary Borrower or any Commonly Controlled Entity requests with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that the Company, any Subsidiary Borrower or any Commonly Controlled Entity requests with respect to any Single Employer Plan; provided, that if the Company, any Subsidiary Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Company, Subsidiary Borrower(s) or Commonly Controlled Entity(ies) shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices to the Administrative Agent promptly upon receipt thereof;
(e)    any decision or other action of any Governmental Authority which cancels, limits, or otherwise restricts the use or sale of any of the products (including any of the material active ingredients in any of the products) of the Company or any of its Subsidiaries which decision or other action, in the reasonable opinion of a Responsible Officer of the Company, would reasonably be expected to have a Material Adverse Effect; and
(f)    of any event, act or omission which would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to clauses (a) through (f) of this Section 5.08 shall be accompanied by a statement of the Chief Executive Officer or Chief Financial Officer or other Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto. For all purposes of clause (d) of this Section 5.08, the Company shall be deemed to have knowledge of all facts attributable to the administrator of such Plan.
SECTION 5.09.    Maintenance of Interest Coverage Ratio. Maintain the Interest Coverage Ratio, determined as of the end of each of its fiscal quarters ending on and after September 30, 2015, of not less than 3.00 to 1.00.
SECTION 5.10.    Maintenance of Leverage Ratio. Maintain the Leverage Ratio, determined as of the end of each of its fiscal quarters ending on and after September 30, 2015, of not greater than 4.50 to 1.00.
SECTION 5.11.    Additional Collateral, etc.
(a)    During any Full Security Period, with respect to any Specified Property acquired after the Effective Date by the Company or any of its Required Subsidiaries (other than (w) any Specified Property described in clause (b) or (c) below, (x) any Specified Property subject to a Lien expressly permitted by Section 6.01(a) or Section 6.01(l), (y) Specified Property acquired by any Excluded Domestic Subsidiary and (z) Specified Property acquired by any Foreign Subsidiary other than Capital Stock of, or acquired by, any Foreign Subsidiary Borrower) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Specified Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Specified Property, including the filing of UCC financing statements in such jurisdictions as may be required by the applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
(b)    During any Full Security Period, with respect to any new Required Subsidiary (other than an Excluded Domestic Subsidiary) created or acquired after the Effective Date by the Company or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Required Subsidiary that is owned by the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, (iii) cause such new Required Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and such other Security Documents, as applicable, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement or such other Security Document, as applicable, with respect to such new Required Subsidiary (however, in the case of a pledge by the new Domestic Subsidiary of voting Capital Stock of a first-tier Foreign Subsidiary, such pledge shall be limited to 65% of such Capital Stock of such first-tier Foreign Subsidiary), including the filing of UCC financing statements in such jurisdictions as may be required by applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such new Required Subsidiary, substantially in the form of Exhibit G, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no new Foreign Pledge Agreement, and no Foreign Pledge Agreement Acknowledgment and Confirmation in respect of any Foreign Pledge Agreement that is in effect on the Effective Date (or any legal opinions in respect thereof), shall be required hereunder (A) until the date that is sixty (60) days after the Effective Date or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, and (B) to the extent the Administrative Agent determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.
(c)    Wherever the Administrative Agent reasonably requests the Company to do anything (i) to ensure that any Security Document is fully effective, enforceable and perfected with the contemplated priority, (ii) for more satisfactorily assuring or securing to the Lenders the property the subject of such Security Document in a manner consistent with such Security Document, or (iii) for aiding the exercise of any right or power in any Security Document, the Company shall (and, with respect to actions by third parties that are not Controlled directly or indirectly by the Company, shall use commercially reasonably efforts to) do it promptly and at its own cost. This may include using commercially reasonable efforts to obtain consents, get documents completed and signed, supply information, deliver documents and evidence of title and executed blank transfers, and give possession or control with respect to any property the subject of any Foreign Pledge Agreement.
SECTION 5.12.    Environmental, Health and Safety Matters.
(a)    Comply in all material respects with all applicable Environmental Laws, including, without limitation, obtaining and complying with and maintaining any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. For purposes of this Section 5.12(a), material noncompliance by the Company, any of its Subsidiaries or any tenant or subtenant, with any applicable Environmental Law shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected material noncompliance, the Company and the relevant Subsidiaries shall promptly undertake all reasonable efforts to achieve material compliance (or contest in good faith by appropriate proceedings the alleged violation or applicable Environmental Law at issue and (to the extent required by GAAP) provide on the books of the Company or any of its Subsidiaries, as the case may be, reserves in accordance with GAAP with respect thereto), and provided further that, in any case, such noncompliance, and any other noncompliance with applicable Environmental Law, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)    Promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding applicable Environmental Laws, except to the extent that the validity thereof is currently being contested in good faith by appropriate proceedings and (to the extent required by GAAP) reserves in accordance with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be.
(c)    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the Company or any of its Subsidiaries or any of their respective operations or properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of (or, as determined pursuant to a claim initiated by the Company, breach in bad faith of its express obligations under the applicable Loan Documents by) the party seeking indemnification therefor, in each case, as determined by a final non-appealable judgment by a court of competent jurisdiction. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
SECTION 5.13.    Foreign Pledge Agreements. Use commercially reasonable efforts to, within 60 days after the Effective Date (or such later date as the Administrative Agent may agree), deliver to the Administrative Agent (a)(i) the duly executed Foreign Pledge Agreements (or, if applicable, Foreign Pledge Agreement Acknowledgment and Confirmation or any such deed of confirmation or other document as may be reasonably acceptable to the Administrative Agent) in respect of the Foreign Subsidiaries described in Schedule 5.13 granting to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in 65% of the total outstanding voting Capital Stock of such Foreign Subsidiaries and (ii) the certificates (if any) representing the Capital Stock of such Foreign Subsidiaries, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or relevant Subsidiary and (b) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
ARTICLE VI

Negative Covenants
The Company hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Unliquidated Obligations) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:
SECTION 6.01.    Limitations on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:
(a)    (i) Liens securing Indebtedness in an aggregate amount not exceeding $75,000,000 at any time outstanding in respect of capitalized lease obligations and purchase money obligations for fixed or capital assets; provided that (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except that individual financings of fixed and other capital assets provided by one lender or lessor may be cross-collateralized to other outstanding financings of fixed or capital assets provided by such lender or lessor to the extent such other financing is otherwise permitted under Section 6.05) and (y) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (ii) Liens securing Indebtedness permitted pursuant to Section 6.05(j);
(b)    Liens on assets of a Foreign Subsidiary which is not a Foreign Subsidiary Borrower to secure Permitted Foreign Debt of such Foreign Subsidiary;
(c)    Liens for taxes and special assessments not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company and its Subsidiaries in accordance with GAAP, to the extent required;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;
(e)    pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;
(f)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory and other obligations required by law, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights‑of‑way, restrictions and other similar encumbrances incurred in the ordinary course of business and other Liens incurred in the ordinary course of business which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries;
(h)    Liens resulting from judgments of any court or governmental proceeding and Liens arising under ERISA or the Code with respect to an employee benefit plan (as defined in Section 3(3) of ERISA), provided such Liens in the aggregate do not constitute an Event of Default under clauses (h) or (g), respectively, of Article VII;
(i)    Liens in existence on the Effective Date described in Schedule 6.01;
(j)    Liens of landlords or of mortgagees of landlords on fixtures located on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not overdue beyond all applicable notice and cure periods;
(k)    Liens contemplated under Section 4.12 of the 6.625% Indenture and Section 4.11 of the 6.000% Indenture;
(l)    Liens on Sold Receivables under any Receivables Purchase Facility;
(m)    Liens created by or pursuant to this Agreement or the other Loan Documents;
(n)    Liens on assets of Foreign Subsidiaries arising by operation of law or pursuant to customary business practice and not known to the Company to materially affect the value of such assets;

(o)    purchase money Liens on assets acquired with seller-financed Indebtedness permitted pursuant to Section 6.05(f), so long as such Liens encumber only assets (and proceeds thereof) acquired with such Indebtedness and do not secure any other Indebtedness;
(p)    liens on securities and cash securing obligations under Hedging Agreements;
(q)    the title and interest of a lessor or sublessor in and to property leased or subleased (other than through a capital lease), in each case extending only to such property;
(r)    liens arising from precautionary UCC financing statement filings or security interests arising pursuant to section 12(3) of the PPSA that do not secure payment or performance of an obligation;
(s)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(t)    liens arising from licensing agreements;
(u)    any lien existing on any property or asset prior to the acquisition thereof by the Company (including in connection with a Permitted Acquisition); provided that (i) such lien is not created in contemplation of or in connection with such acquisition, (ii) such lien shall not apply to any other property or assets of the Company or any Subsidiary (other than proceeds or products thereof), (iii) such lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such liens are not “blanket liens” on all assets subject to such acquisition;
(v)    Liens with respect to property or assets of the Company or any Subsidiary securing Incremental Equivalent Notes, provided that such Incremental Equivalent Notes shall be secured only by a Lien on the Collateral and on a pari passu or subordinated basis with the Obligations and shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent; and
(w)    Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed the greater of (i) $100,000,000 and (ii) 3.5% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b)).
SECTION 6.02.    [Intentionally Omitted].
SECTION 6.03.    Limitation on Fundamental Changes. Except as permitted or contemplated by this Agreement or any other Loan Document, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole), (including pursuant to a sale and leaseback transaction), or all or substantially all of the Capital Stock of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(a)    any Subsidiary of the Company may be merged, amalgamated or consolidated with or into the Company or any Wholly-owned Subsidiary of the Company (provided that in the case of each such merger or consolidation, the Company or such Wholly-owned Subsidiary, as the case may be, shall be the continuing or surviving corporation);
(b)    (i) any Subsidiary of the Company that is not a Loan Party may liquidate, wind up or dissolve and (ii) any Loan Party (other than the Company) may liquidate, wind up or dissolve as long as any assets of such entity are transferred to the Company or another Loan Party;
(c)    any Subsidiary of the Company may dispose of all or substantially all of its business, property or assets (including its Capital Stock), in one transaction or a series of transactions, to, (i) the Company or any Wholly-owned Subsidiary of the Company (provided that such Wholly-owned Subsidiary shall be a Subsidiary Guarantor) or (ii) to any other Person in compliance with Section 6.08; and
(d)    the Company or any Subsidiary of the Company may consummate any transaction of merger or consolidation or amalgamation with any Person (including, without limitation, any Affiliate of the Company), provided that such merger, consolidation or amalgamation shall be a Permitted Acquisition.
SECTION 6.04.    Limitation on Acquisitions, Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase of stock, bonds, notes, debentures or other securities of any Person, or make any other investment in any Person, except:
(a)    investments in Cash Equivalents;
(b)    loans and advances to officers and directors of the Company or any of its Subsidiaries (or employees thereof or manufacturers’ representatives provided such loans and advances are approved by an officer of the Company) for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
(c)    loans and advances to and investments in the Company or its Subsidiaries including loans made by Scotts Treasury EEIG to any Foreign Subsidiary;
(d)    investments in notes and other securities received in the settlement of overdue debts and accounts payable in the ordinary course of business and for amounts which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole;
(e)    Permitted Acquisitions and other investments, provided that after giving pro forma effect to such transactions, (x) the Company shall be in compliance with the covenants contained in Sections 5.09 and 5.10 recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such incurrence had occurred on such day and (y) there shall be no Event of Default;
(f)    loans to or investments in Affiliates in an aggregate amount not to exceed $30,000,000 at any one time outstanding;
(g)    investments in the Capital Stock of a joint venture entity that is a United States Person provided that after giving pro forma effect to such transactions, (x) the Company shall be in compliance with the covenants contained in Sections 5.09 and 5.10 recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such incurrence had occurred on such day and (y) there shall be no Event of Default;

(h)    investments in the Capital Stock of a joint venture entity that is not a United States Person;
(i)    investments in the nature of seller financing of or other consideration received in any Disposition by the Company or any of its Subsidiaries of any assets permitted by Section 6.08;
(j)    payments required to be made under the Exclusive Agency and Marketing Agreement;
(k)    Indebtedness permitted under Section 6.05;
(l)    investments existing on the Effective Date as set forth on Schedule 6.04; and
(m)    acquisitions, investments, loans and advances in an aggregate amount not to exceed the greater of (i) $150,000,000 and (ii) 3.5% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b)) at any one time outstanding.
SECTION 6.05.    Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)    Indebtedness outstanding on the date hereof and listed on Schedule 6.05 and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof, other than for accrued interest, premiums, costs and expenses);
(b)    Indebtedness of any Loan Party pursuant to any Loan Document;
(c)    Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;
(d)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.01(a) in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding;
(e)    unsecured Indebtedness of the Company having no scheduled principal payments or prepayments prior to the date which is six months after the Revolving Credit Termination Date; provided any such Indebtedness may be incurred only if (x) the Company shall be in compliance, on a pro forma basis after giving effect to such incurrence, with the covenants contained in Sections 5.09 and 5.10 recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such incurrence had occurred on such day and (y) there shall be no Event of Default;
(f)    (i) seller-financed Indebtedness incurred by the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding and (ii) earn-out obligations incurred in connection with investments permitted by Section 6.04, including Permitted Acquisitions;
(g)    Indebtedness under Hedging Agreements, provided that such Hedging Agreements are entered into in the ordinary course of business to hedge or mitigate risks as to which the Company or any of its Subsidiaries reasonably believes it is exposed in the conduct of its business or the management of its liabilities;

(h)    Indebtedness contemplated by Section 6.04(c);
(i)    Indebtedness incurred by any Foreign Subsidiary, provided that the aggregate principal amount of all such Indebtedness of all Foreign Subsidiaries which are not Subsidiary Guarantors or Foreign Subsidiary Borrowers shall not exceed $125,000,000 or the equivalent thereof at any one time outstanding (any Indebtedness incurred pursuant to this Section 6.05(i), “Permitted Foreign Debt”);
(j)    Indebtedness of any Person that becomes a Subsidiary of the Company in a Permitted Acquisition or Indebtedness otherwise assumed by the Company or any of its Subsidiaries in connection with a Permitted Acquisition in an aggregate principal amount for all such Indebtedness not to exceed $50,000,000 at any one time outstanding;
(k)    [Intentionally Omitted];
(l)    Indebtedness of the Company, any Subsidiary of the Company or any Receivables Subsidiary under any Receivables Purchase Facility in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding;
(m)    Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;
(n)    secured or unsecured notes (such notes, “Incremental Equivalent Notes”) in an aggregate amount not to exceed the amount specified in Section 2.20(a); provided that (A) no Incremental Equivalent Notes may be issued unless (i) no Default or Event of Default shall have occurred and be continuing on the date of issuance thereof, both immediately prior to and immediately after giving effect to such issuance, (ii) on the date of issuance thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such date and (iii) after giving effect to such issuance and the making of Loans and other extensions of credit thereunder to be made on the date of issuance thereof, the Company shall be in pro forma compliance with the financial covenants set forth in Sections 5.09 and 5.10, (B) such Indebtedness shall mature no earlier than 91 days after the Latest Maturity Date then in effect, and the weighted average life to maturity of any Incremental Equivalent Notes shall be no shorter than the remaining weighted average life to maturity of the then existing Terms Loans, (C) the terms and conditions (other than interest rate margins) of any Incremental Equivalent Notes shall not be materially more restrictive, when taken as a whole, than those applicable to the then existing Term Loans (except for covenants and other provisions applicable only to periods after the Latest Maturity Date then in effect), (D) such Incremental Equivalent Notes shall not be subject to any mandatory prepayments, except to the extent required to be applied first pro rata to the Tranche A Term Loans and any Incremental Term Loans, (E) no Incremental Equivalent Notes shall be permitted to be secured by any Liens other than as permitted pursuant to Section 6.01(v), (F) the obligations under the Incremental Equivalent Notes shall not be Guaranteed by any Person other than a Person that Guarantees the Obligations and (G) to the extent secured, any such Incremental Equivalent Notes shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent; and
(o)    unsecured Indebtedness in an aggregate principal amount not to exceed the greater of (i) $125,000,000 and (ii) 4.0% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b)) at any time outstanding.

SECTION 6.06.    Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Capital Stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or regulations or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions imposed by, or rights arising under, any transaction giving rise to a Lien permitted by this Agreement or any Hedging Agreement, in each case if such restrictions, conditions or rights apply only to the property or assets securing or encumbered by such transaction (or obligation thereunder) or Hedging Agreement and such restrictions, conditions or rights are customary for such transaction or Hedging Agreement, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions are customary for such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.07.    Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, except:
(a)    transactions on terms and conditions not materially less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction;
(b)    transactions between or among the Company and its Subsidiaries (or an entity that becomes a Subsidiary of the Company as a result of such transaction) (or any combination thereof);
(c)    the payment of fees to directors of the Company or any of its Subsidiaries, and compensation, out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Company or any of its Subsidiaries, in each case in the ordinary course of business;
(d)    transactions undertaken in good faith for the purpose of improving the overall tax efficiency of the Company and its Subsidiaries;
(e)    loans, advances and other transactions to the extent permitted by the terms of this Agreement, including without limitation any Restricted Payment permitted by Section 6.14 and transactions permitted by Sections 6.03, 6.04 and 6.08;
(f)    issuances of Capital Stock to Affiliates and the registration rights associated therewith;
(g)    transactions associated with the relocation expenses of officers of the Company in the ordinary course of business;

(h)    transactions pursuant to agreements in effect on the Effective Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such);
(i)    transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and investments in joint ventures;
(j)    transactions approved by a majority of Disinterested Directors of the Company or of the applicable Subsidiary in good faith; and
(k)    any transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property Disposed of, by the Company and its Subsidiaries is less than $2,000,000.
SECTION 6.08.    Limitation on Sale of Assets. Except as permitted or contemplated by this Agreement or any other Loan Document, Dispose of any of its Domestic Assets with a book value (in combination with any other Domestic Assets sold in the same or any related transaction) in excess of $10,000,000, whether now owned or hereafter acquired, except that the Company or any of its Subsidiaries may Dispose of:
(a)    assets between the Company and any Subsidiary or between any two or more Subsidiaries, other than a Disposition of assets made by the Company or any Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor;
(b)    obsolete or worn out property or property (including inventory) Disposed of in the ordinary course of business;
(c)    Domestic Assets, provided that the aggregate book value of all such Domestic Assets in all such transactions after giving pro forma effect to such Disposal shall not exceed 25% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) and calculated by aggregating the percentage of Consolidated Total Assets represented by each Disposal at the time of such Disposal);
(d)    Sold Receivables pursuant to any Receivables Purchase Facility;
(e)    assets sold in the context of sale-leaseback transactions permitted under Section 6.09;
(f)    asset sales permitted under Section 6.03(c); and
(g)    Dispositions of assets constituting investments permitted by Sections 6.04(g) and 6.04(h);
provided that all Dispositions permitted under this Section 6.08 (other than those permitted by clauses (a) and (g) above) shall be made for fair value and for at least 75% cash consideration.
To the extent the Required Lenders waive the provisions of this Section 6.08 with respect to the Disposition of any assets or any assets are Disposed of as permitted by this Section 6.08, such assets (unless sold, leased, transferred or otherwise disposed of to a Loan Party) shall be Disposed of free and clear of the Liens created by the Security Documents.

SECTION 6.09.    Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Company or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Company or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or any such Subsidiary, except with respect to (i) such transactions described on Schedule 6.09 and (ii) any other such transactions which shall not have an aggregate fair market value in excess of $75,000,000 since the Effective Date.
SECTION 6.10.    Fiscal Year. Permit the fiscal year of the Company and its Subsidiaries to end on a day other than September 30; provided, that after the Effective Date, the Company may, on one occasion, permanently change the date on which the fiscal year of the Company and its Subsidiaries ends upon 30 days prior written notice to the Administrative Agent.
SECTION 6.11.    Modification of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Senior Notes or any other unsecured or subordinated notes (or any refinancing thereof) issued pursuant to Sections 6.05(e) other than any such amendment, modification, waiver or other change that:
(a)    (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, (ii) does not involve the payment of a consent fee material in proportion to the outstanding principal amount thereof and (iii) is no more restrictive to the Company and not material and adverse to the Lenders; or
(b)    provides for actions which (i) are expressly permitted under this Agreement and (ii) do not require the consent of any of the holders of the Existing Senior Notes or unsecured or subordinated notes (or refinancing thereof) issued pursuant to Section 6.05(e).
Nothing in this Section 6.11 shall be deemed to prohibit the optional prepayment, retirement, redemption, purchase, defeaseance or exchange (or arranging therefor) of the Existing Senior Notes or any Indebtedness outstanding pursuant to Sections 6.05(e), which optional prepayment, retirement, redemption, purchase, defeaseance or exchange shall be otherwise permitted by this Agreement.
SECTION 6.12.    [Intentionally Omitted].
SECTION 6.13.    Lines of Business. Engage to any material extent in any business activities other than in the respective primary lines of business of the Company and its Subsidiaries (which shall include any evolution or extension of business activities and any business activities reasonably related to such primary lines of business conducted on the Effective Date).
SECTION 6.14.    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations (collectively, “Restricted Payments”), except that:
(a)    any Subsidiary may make Restricted Payments to the Company or any other Subsidiary;

(b)    the Company may make repurchases of its Capital Stock deemed to occur upon the exercise of stock options or the vesting or settlement of other equity or equity-based awards if such Capital Stock represents all or part of the exercise price of such options or represents any income or employment tax withholding associated therewith; and
(c)    so long as no Default or Event of Default has occurred and is continuing at the time of declaration or would result therefrom, (i) the Company may make unlimited Restricted Payments so long as after giving effect to any such Restricted Payments the Leverage Ratio (calculated on a pro forma basis as of the last day of the most recently completed fiscal quarter, but including in the calculation thereof the Indebtedness of the Company and its consolidated Subsidiaries after giving effect to such Restricted Payment) is less than or equal to 4.00 to 1.00 and (ii) in addition to the foregoing, the Company may make further Restricted Payments at all other times in an aggregate amount for each fiscal year not to exceed the amount set forth below opposite such fiscal year:

Fiscal Year	Amount of Restricted Payments

2016	$175,000,000
2017	$175,000,000
2018	$200,000,000
2019	$200,000,000
2020 and each fiscal year thereafter	$200,000,000

SECTION 6.15.    Use of Proceeds. Request any Borrowing or Letter of Credit or use (or permit their respective directors, officers, employees and agents to use) the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in violation of any Sanctions applicable to any party hereto.
ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    Payments. The Company or the relevant Subsidiary Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when any such amount becomes due in accordance with the terms thereof or hereof; or the Company or the relevant Subsidiary Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder, within five days after any such interest, fee or amount becomes due in accordance with the terms thereof or hereof; or
(b)    Representations and Warranties. Any representation or warranty made or deemed made by the Company or any of its Subsidiaries in any of the Loan Documents to which it is a party or which is contained in any certificate, document or financial statement furnished at any time under or in connection herewith or therewith shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c)    Certain Covenants. The Company shall default in the observance or performance of any covenant or agreement contained in (i) Section 5.08(a), 5.09 or 5.10 or (ii) Section 6.15 to the extent such default in respect of such Section 6.15 could reasonably be expected to result in a Material Adverse Effect or could reasonably be expected to result in a violation of any applicable Sanctions by, or liability to, a Lender or the Administrative Agent; or
(d)    Other Covenants. The Company or any of its Subsidiaries shall default in the observance or performance of any covenant or agreement (i) contained in Sections 6.03, 6.05, 6.08, 6.09 or 6.14 and such default shall continue unremedied for a period of 10 days or (ii) contained in this Agreement or in any other Loan Document not referred to in preceding clause (i) or clause (c) of this Article VII and such default shall continue unremedied for a period of 30 days after the earlier of written notice thereof to the Company or knowledge of a Responsible Officer of the Company; or
(e)    Cross Default. (i) The Company or any of its Material Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loans), the aggregate principal amount of which exceeds $100,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or
(f)    Commencement of Bankruptcy or Reorganization Proceedings. (i) The Company or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Company or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    ERISA. (i) an ERISA Event shall occur that, individually or in the aggregate with all such other ERISA Events that have occurred, if any, could reasonably be expected to have a Material

Adverse Effect; or (ii) a Foreign Plan Event shall occur that, individually or in the aggregate with all such other Foreign Plan Events that have occurred, if any, could reasonably be expected to have a Material Adverse Effect; or
(h)    Material Judgments. One or more judgments or decrees shall be entered against the Company or any of its Material Subsidiaries involving in the aggregate a liability (not covered by insurance) of $100,000,000 or more and all such judgments or decrees shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    Change in Control. (i) Any Person (other than one or more members of the Control Group) shall at any time own, directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or (ii) a “Change of Control” as defined in the Existing Senior Notes Indentures or any “Change of Control” as defined in any indenture governing indebtedness permitted by Section 6.05(e) or 6.05(n) or any event described with similar terminology thereunder shall occur; or
(j)    Effectiveness of Security Documents. Any Lien on any material Collateral created by any of the Guarantee and Collateral Agreements shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than pursuant to the terms and conditions of this Agreement or the other Loan Documents) or the Company or any Subsidiary party thereto shall so assert in writing;
then, and in every such event (other than an event with respect to any Borrower described in clause (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (and the Letter of Credit Commitments), and thereupon the Commitments (and the Letter of Credit Commitments) shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j); and in case of any event with respect to any Borrower described in clause (f) of this Article, the Commitments (and the Letter of Credit Commitments) shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

The Administrative Agent
Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In furtherance of the foregoing, and not in limitation, each of the Lenders authorizes the Administrative Agent to enter into one or more intercreditor agreements acceptable to the Administrative Agent in its sole discretion with parties to any Receivables Purchase Facility. Such intercreditor agreements may provide for, among other things, (i) the Administrative Agent’s and the Lenders’ forbearance of, and other limitations on, any exercise of remedies in respect of any equity interests in any Receivables Subsidiary and/or any notes issued by any Receivables Subsidiary to the Company and those Subsidiaries from time to time party to a Receivables Purchase Facility in connection with any Receivables Purchase Facility, in any case, that have been pledged to secure the Obligations and/or (ii) disclaimers of interests on, and releases of security interests in, any Receivables. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and each of the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Banks), and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor (such successor to be approved by the Company, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Company shall be required hereunder). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or a Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agents or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and
(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).
Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Québec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Québec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).
The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Capital Stock of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will – conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application – be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall – conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application – be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.
Notwithstanding any other provision of this Agreement, for purposes of Security Documents governed by German law, the Company and each Subsidiary Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by the Company or such Subsidiary Borrower to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting the Company or such Subsidiary Borrower, to preserve its entitlement to be paid that amount. The Administrative Agent shall have its own independent right to demand payment of the amounts payable by the Company and each Subsidiary Borrower under this paragraph irrespective of any discharge of the Company’s or a Subsidiary Borrower's obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Company or such Subsidiary Borrower, to preserve their entitlement to be paid those amounts. Any amount due and payable by the Company or a Subsidiary Borrower to the Administrative Agent under this paragraph shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by the Company or a Subsidiary Borrower to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this paragraph. The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by the Company and each Subsidiary Borrower under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this paragraph. All amounts from time to time received or recovered by the Administrative Agent under this paragraph and/or in connection with the realization and enforcement of all or any part of the Security Documents shall be held by the Administrative Agent in trust to apply in accordance with the terms of the Loan Documents.
ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to any Borrower, to it c/o The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention of Treasurer (Telecopy No. (937) 578-5754; Telephone No. (937) 645-2519), with a copy (in the case of a notice of Default) to c/o The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention of General Counsel (Telecopy No. (937) 578-5754; Telephone No. (937) 578-5970);
(ii)    if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, Attention of Robert Madak (Telecopy No. (302) 634-1028) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 43rd Floor, New York, New York 10017, Attention of Tony Yung (Telecopy No. (212) 270-6637);
(iii)    if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, Attention of Robert Madak (Telecopy No. (302) 634-1028);
(iv)    if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, Attention of Robert Madak (Telecopy No. (302) 634-1028); and
(v)    if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)    The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent of direct or actual damages as are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.20, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any

Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or the percentage with respect to any Class of Lenders in the definition of the term “Majority in Interest” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case, without the written consent of each Lender, or (vii) except as provided in clause (d) of this Section or in any Security Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
(c)    Notwithstanding the foregoing, (i) the Administrative Agent and the Company may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) this Agreement may be amended (x) with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans or Incremental Term Loans (such Loans, the “Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such replacement), (b) the terms of the Replacement Term Loans (1) (excluding pricing, fees and rate floors and optional prepayment or redemption terms and subject to clause (2) below) reflect, in Company’s reasonable judgment, then-existing market terms and conditions and (2) (excluding pricing, fees and rate floors) are no more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (in each case, including with respect to mandatory and optional prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Term Loans; provided further that any Replacement Term Loans may add additional covenants or events of default not otherwise applicable to the Replaced Term Loans or covenants more restrictive than the covenants applicable to the Replaced Term Loans, in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Term Loans so long as all Lenders receive the benefits of such additional covenants, events of default or more restrictive covenants, (c) the weighted average life to maturity of any Replacement Term Loans shall be no shorter than the remaining weighted average life to maturity of the Replaced Terms Loans, (d) the maturity date with respect to any Replacement Term Loans shall be no earlier than the maturity date with respect to the Replaced Term Loans, (e) no Subsidiary that is not originally obligated with respect to repayment of the Replaced Term Loans is obligated with respect to the Replacement Term Loans, unless such Subsidiary becomes obligated on a pari passu basis in respect of any other then outstanding Loans and Commitments, and (f) any Person that the Company proposes to become a lender in respect of the Replacement Term Loans, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent and (y) with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing, replacement or modification of all or any portion of the Revolving Commitments and Revolving Loans (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that (a) the aggregate amount of such Replacement Revolving Facility shall not exceed the aggregate amount of such Replaced Revolving Facility plus unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such replacement), (b) the terms of the Replacement Revolving Facility (1) (excluding pricing, fees and rate floors and optional prepayment or redemption terms and subject to clause (2) below) reflect, in the Company’s reasonable judgment, then-existing market terms and conditions and (2) (excluding pricing, fees and rate floors) are no more favorable to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (in each case, including with respect to mandatory and optional prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Revolving Facility; provided further that any Replacement Revolving Facility may add additional covenants or events of default not otherwise applicable to the Replaced Revolving Facility or covenants more restrictive than the covenants applicable to the Replaced Revolving Facility, in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Replacement Revolving Facility so long as all Lenders receive the benefits of such additional covenants, events of default or more restrictive covenants, (c) the maturity date with respect to any Replacement Revolving Facility shall be no earlier than the maturity date with respect to the Replaced Revolving Facility, (d) no Subsidiary that is not originally obligated with respect to repayment of the Replaced Revolving Facility is obligated with respect to the Replacement Revolving Facility, unless such Subsidiary becomes obligated on a pari passu basis in respect of any other then outstanding Loans and Commitments, and (e) any Person that the Company proposes to become a lender in respect of the Replacement Revolving Facility, if such Person is not then a Lender, must be reasonably acceptable to the Administrative Agent, the Foreign Currency Agent, the Fronting Lender, the Issuing Banks and the Swingline Lender. Notwithstanding the foregoing, in no event shall there be more than five (5) maturity dates in respect of the Credit Facilities (including any Replacement Term Loans or Replacement Revolving Facilities).
(d)    The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released)

upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.01(a) or (ii) in the event that the Company shall have advised the Administrative Agent that, notwithstanding the use by the Company of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.
(e)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) the outstanding principal amount of its Loans and participations in LC Disbursements and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(f)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver.
(a)    The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel (and specialist counsel as may reasonably be required by the Administrative Agent and one additional local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the distribution (including, without limitation, via the internet or through a service such as Intralinks), the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one primary counsel (and specialist counsel as may reasonably be required by the Administrative Agent and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders reasonably determines are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Company or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct (or, as determined pursuant to a claim initiated by the Company, breach in bad faith of its express obligations under the applicable Loan Documents by) of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than direct or actual damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than fifteen (15) days after written demand (together with reasonably detailed invoices) therefor.
SECTION 9.04.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a) or (f) of Article VII has occurred and is continuing, any other assignee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    the Issuing Banks; provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan; and
(D)    the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the

Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $5,000,000 (in the case of a Term Loan) unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this

Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) or Section 2.17(h) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Notwithstanding anything in this Agreement to the contrary, any Participant that is a member of the Farm Credit System that (i) has purchased a participation from a selling Lender in the minimum amount of $10,000,000 on or after the Effective Date, (ii) is, by written notice to the Company and the Administrative Agent (“Voting Participant Notification”), designated by such selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Company and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of such selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. Notwithstanding the foregoing, each of the following members of the Farm Credit System shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Company and the Administrative Agent: 1st Farm Credit Services, FLCA, AgChoice Farm Credit, ACA, (on behalf of itself and its wholly-owned subsidiaries, AgChoice Farm Credit, FLCA, and AgChoice Farm Credit, PCA), AgFirst Farm Credit Bank, American AgCredit, FLCA, Badgerland Financial, FLCA, Farm Credit Bank of Texas, Farm Credit East, ACA, Farm Credit Services of America, FLCA, Farm Credit of New Mexico, FLCA and United FCS, FLCA d/b/a FCS Commercial Finance Group. The Company and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Disqualified Institutions.

(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter.
(iv)    The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
(v)    The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b)    Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Subsidiary Borrower at its address set forth in the Subsidiary Borrower Agreement to which it is a party or to any other address of which such Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Subsidiary Borrower. To the extent any Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) so long as such Person is not listed on such DQ List) or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The parties to this Agreement agree that no party to this Agreement may disclose information of the kind mentioned in section 275(1) of the PPSA to an interested person entitled to request such information under the PPSA.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13.    USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in Control of such Borrower, and the transactions contemplated hereby.
SECTION 9.14.    Releases of Subsidiary Guarantors.

(a)    A Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee and Collateral Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Subsidiary Guarantor is no longer a Required Subsidiary.
(c)    At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations in respect of Lender Hedging Agreements, obligations in respect of Lender Cash Management agreements, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
SECTION 9.15.    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.16.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.17.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
ARTICLE X

Collection Allocation Mechanism
(a)    On the CAM Exchange Date, (i) the Revolving Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) the principal amount of each Revolving Loan and LC Disbursement denominated in a Foreign Currency shall automatically and without any further action required, be converted into Dollars determined using the Exchange Rates calculated as of the CAM Exchange Date, equal to the Dollar Amount of such amount and on and after such date all amounts accruing and owed to any Revolving Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) the Revolving Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Revolving Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Revolving Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Revolving Lender, each Person acquiring a participation from any Revolving Lender as contemplated by Section 9.04, and the Borrowers hereby consent and agree to the CAM Exchange. The Borrowers and the Revolving Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Revolving Lenders after giving effect to the CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any of the Borrowers to execute or deliver or of any Revolving Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
(b)    As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Revolving Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below).

(c)    In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by any Issuing Bank that is not reimbursed by the Borrowers, then (i) each Revolving Lender shall, in accordance with Section 2.06(d), promptly purchase from such Issuing Bank the Dollar equivalent of a participation in such LC Disbursement in the amount of such Lender’s Applicable Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Revolving Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Revolving Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (iii) in the event distributions shall have been made in accordance with clause (i) of paragraph (b) above, the Revolving Lenders shall make such payments to one another in Dollars as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Revolving Lenders and their successors and assigns in respect of the Designated Obligations held by such Persons and shall be conclusive absent manifest error.
(d)    Nothing in this Article shall prohibit the assignment by any Revolving Lender of interests in some but not all of the Designated Obligations held by it after giving effect to the CAM Exchange; provided, that in connection with any such assignment such Lender and its assignee shall enter into an agreement setting forth their reciprocal rights and obligations in the event of a redetermination of the CAM Percentages as provided in the immediately preceding paragraph (c).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

THE SCOTTS MIRACLE-GRO COMPANY, as the Company By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

THE SCOTTS COMPANY LLC, as a Subsidiary Borrower By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

HYPONEX CORPORATION, as a Subsidiary Borrower By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

SCOTTS MANUFACTURING COMPANY, as a Subsidiary Borrower By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

EG SYSTEMS, INC., as a Subsidiary Borrower By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

SCOTTS TEMECULA OPERATIONS, LLC, as a Subsidiary Borrower By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

SMG GROWING MEDIA, INC., as a Subsidiary Borrower By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

GUTWEIN & CO., INC., as a Subsidiary Borrower By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

SCOTTS AUSTRALIA PTY LTD., as a Subsidiary Borrower By /s/ AIMEE M. DELUCA Name: Aimee M. DeLuca Title: Director

SCOTTS CANADA LTD., as a Subsidiary Borrower By /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

SCOTTS HOLDINGS LIMITED, as a Subsidiary Borrower By /s/ AIMEE M. DELUCA Name: Aimee M. DeLuca Title: Director

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

THE SCOTTS COMPANY (UK) LIMITED, as a Subsidiary Borrower By /s/ AIMEE M. DELUCA Name: Aimee M. DeLuca Title: Director

SCOTTS TREASURY EEIG, as a Subsidiary Borrower By /s/ MARK J. WEAVER Name: Mark J. Weaver Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., individually as
a Lender, as the Swingline Lender, as an Issuing
Bank and as Administrative Agent

By   /s/ TONY YUNG
Name: Tony Yung
Title: Executive Director

Jurisdiction of tax residence: US
Treaty Passport scheme reference number:
13/M/0268710/DTTP

BANK OF AMERICA, N.A., individually as
a Lender, as an Issuing Bank and as a Co-Syndication Agent

By   /s/ NICHOLAS CHENG
Name: Nicholas Cheng
Title: Vice President

Jurisdiction of tax residence: United States of America
Treaty Passport scheme reference number:
13/B/7418/DTTP

Bank of America, N.A. (Canada branch) as a Lender By /s/ MEDINA SALES DE ANDRADE Name: Medina Sales de Andrade Title: Vice President

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender, as an Issuing Bank and as a Co-Syndication Agent

By   /s/ THIPLADA SIDDIQUI
Name:  Thiplada Siddiqui
Title: Vice President, Portfolio Manager

Jurisdiction of tax residence: US
Treaty Passport scheme reference number:
13/W/61173/DTTP

CoBank, ACB, as a Lender By /s/ HAL NELSON Name: Hal Nelson Title: Vice President

MIZUHO BANK, LTD., as a Lender By /s/ DAVID LIM Name: David Lim Title: Authorized Signatory Jurisdiction of tax residence: Japan Treaty Passport scheme reference number: 43/M/274822/DTTP

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH,
as Lender

By   /s/ BRADLEY PIERCE
Name:  Bradley Pierce
Title: Executive Director

By   /s/ ERIN THOMAS-WALKER
Name:  Erin Thomas-Walker
Title: Vice President

Jurisdiction of tax residence: The Netherlands
Treaty Passport scheme reference number:
1/C/070166/DTTP

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

TD BANK, N.A. as a Lender By /s/ STEVE LEVI Name: Steve Levi Title: Senior Vice President Jurisdiction of tax residence: United States Treaty Passport scheme reference number: 13/T/358618/DTTP

U.S. BANK, NATIONAL ASSOCIATION,
as a Lender

By   /s/ JEFFREY E. HASTINGS
Name:  Jeffrey E. Hastings
Title: Market President

Jurisdiction of tax residence: United States
Treaty Passport scheme reference number:
13/U/62184/DTTP

THE BANK OF NOVA SCOTIA, as a Lender

By   /s/ PAULA J. CZACH
Name:  Paula J. Czach
Title: Managing Director

Jurisdiction of tax residence: Toronto, Ontario, Canada
Treaty Passport scheme reference number:
3/T/366714/DTTP

BRANCH BANKING AND TRUST COMPANY, as a Lender By /s/ SHANE KOONCE Name: Shane Koonce Title: Vice President DTTP Number: 13/B/357522/DTTP Jurisdiction of Tax Residence: USA

CITIZENS BANK OF PENNSYLVANIA, as a Lender By /s/ CARL S. TABACJAR, JR. Name: Carl S. Tabacjar, Jr. Title: Vice President

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

FIFTH THIRD BANK,
as a Lender

By   /s/ MICHAEL J. SCHALTZ, JR.
Name:  Michael J. Schaltz, Jr.
Title: Vice President

Jurisdiction of tax residence: United States
Treaty Passport scheme reference number:
13/F/24267/DTTP

Fifth Third Bank, operating through its Canadian Branch,
as a Lender

By   /s/ RAMIN GANJAVI
Name:  Ramin Ganjavi
Title: Director

Jurisdiction of tax residence: US
Treaty Passport scheme reference number:
13/F/24267/DTTP

COMPASS BANK, as a Lender By /s/ SANDRA CENTA Name: Sandra Centa Title: Senior Vice President Jurisdiction of tax residence: USA Treaty Passport scheme reference number: 13/C/358724/DTTP

Sumitomo Mitsui Banking Corporation,
as a Lender

By   /s/ DAVID W. KEE
Name:  David W. Kee
Title: Managing Director

Jurisdiction of tax residence: Japan
Treaty Passport scheme reference number:
43/S/274647/DTTP

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

THE NORTHERN TRUST COMPANY,
as a Lender

By   /s/ MICHAEL KINGSLEY
Name:  Michael Kingsley
Title: Senior Vice President

Jurisdiction of tax residence: The United States of America
Treaty Passport scheme reference number:
13/N/60122/DTTP

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA, as a Lender By /s/ ALFRED S. COMPTON, JR. Name: Alfred S. Compton, Jr. Title: SVP/Managing Director

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender

By   /s/ REBECCA KRATZ
Name:  Rebecca Kratz
Title: Authorized Signatory

Jurisdiction of tax residence: USA
Treaty Passport scheme reference number:
13/G/356209/DTTP

TRISTATE CAPITAL BANK, as a Lender By /s/ JOHN D. BARRETT Name: John D. Barrett Title: Regional President - Ohio Jurisdiction of tax residence: Pennsylvania Treaty Passport scheme reference number: N/A

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of provisions of Section 1.07 expressly applicable to it.

BNP PARIBAS,
as a Departing Lender

By  /s/ TODD GROSSNICKLE                                          Name: Todd Grossnickle
Title: Vice President

By  /s/ MICHAEL HOFFMAN
Name: Michael Hoffman
Title: Vice President

The undersigned Departing Lender hereby acknowledged and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of provisions of Section 1.07 expressly applicable to it.

KEY BANK NATIONAL ASSOCIATION,
as a Departing Lender

By  /s/ MARIANNE T. MEIL                                            Name: Marianne T. Meil
Title: Sr. Vice President

The undersigned Departing Lender hereby acknowledged and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of provisions of Section 1.07 expressly applicable to it.

COMERICA BANK,
as a Departing Lender

By  /s/ MARK J LEVEILLE                                              Name: Mark J Leveille
Title: Vice President

The undersigned Departing Lender hereby acknowledged and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of provisions of Section 1.07 expressly applicable to it.

FIRST NIAGARA BANK, N.A.,
as a Departing Lender

By  /s/ LOUIS HAVERTY
Name: Louis Haverty
Title: First Vice President

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

The undersigned Departing Lender hereby acknowledged and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of provisions of Section 1.07 expressly applicable to it.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Departing Lender

By  /s/ THOMAS J. STERR                                              Name: Thomas J. Sterr
Title: Authorized Signatory

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of the provisions of Section 1.07 (and the sections referenced in Section 1.07) expressly applicable to it.

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Departing Lender

By  /s/ GORDON YIP                                                       Name: Gordon Yip
Title: Director

By  /s/ KAYE EA                                                                Name: Kaye Ea
Title: Managing Director

The undersigned Departing Lender hereby acknowledged and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of provisions of Section 1.07 expressly applicable to it.

PNC BANK, NATIONAL ASSOCIATION,
as a Departing Lender

By  /s/ SCOTT NOLAN                                           Name: Scott Nolan
Title: Assistant Vice President

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

The undersigned Departing Lender hereby acknowledged and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the “Loan Documents” (as defined therein) and is not a party to this Agreement other than for the sole purpose of provisions of Section 1.07 expressly applicable to it.

SUNTRUST BANK,
as a Departing Lender

By  /s/ GARRETT O'MALLEY                                         Name: Garrett O'Malley
Title: Director

Signature Page to Fourth Amended and Restated Credit Agreement
The Scotts Miracle-Gro Company

Schedule 1.01A

Non-Guarantor Domestic Subsidiaries

1. Scotts Global Services, Inc., an Ohio corporation

2. Scotts Global Investments, Inc., a Delaware corporation

3. Teak 2, Ltd., a Delaware corporation

4. AeroGrow International, Inc., a Nevada corporation

Schedule 1.01B

Subsidiaries Whose Capital Stock is Not Pledged

• Scotts Global Investments, Inc., a Delaware corporation

• Scotts Global Services, Inc., an Ohio corporation

• Teak 2, Ltd., a Delaware corporation

• OMS Investments, Inc., a Delaware corporation

• Swiss Farms Products, Inc., a Delaware corporation

• HGCI, Inc., a Nevada corporation

• AeroGrow International, Inc., a Nevada corporation*

• Scotts Switzerland Holdings SA (Switzerland)

• Scotts Servicios, S.A. de C.V. (Mexico)

• Scotts Poland Sp.z.o.o. (Poland)

• Turf-Seed (Europe) Limited (Ireland)

• Scotts de Mexico S.A. de C.V. (Mexico)

• Scotts Czech s.r.o. (Czech Republic)

• Scotts Treasury EEIG (United Kingdom)

• Scotts Asia Limited (Hong Kong)

*SMG Growing Media, Inc. owns a 39.2% interest in this entity on the Effective Date.

SCHEDULE 2.01A
COMMITMENTS

Lender	Global Tranche Commitment	Dollar Tranche Commitment	Tranche A Term Loan Commitment

JPMORGAN CHASE BANK, N.A.	$141,000,000	$0	$27,000,000
BANK OF AMERICA, N.A.	$141,000,000	$0	$27,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$141,000,000	$0	$27,000,000
COBANK, ACB	$0	$295,000,000	$55,000,000
MIZUHO BANK, LTD.	$114,000,000	$0	$21,000,000
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH	$114,000,000	$0	$21,000,000
TD BANK, N.A.	$114,000,000	$0	$21,000,000
U.S. BANK NATIONAL ASSOCIATION	$114,000,000	$0	$21,000,000
THE BANK OF NOVA SCOTIA	$77,000,000	$0	$14,000,000
BRANCH BANKING & TRUST COMPANY	$59,000,000	$0	$11,000,000
CITIZENS BANK OF PENNSYLVANIA	$0	$59,000,000	$11,000,000
FIFTH THIRD BANK	$59,000,000	$0	$11,000,000
COMPASS BANK	$42,000,000	$0	$8,000,000
SUMITOMO MITSUI BANKING CORPORATION	$42,000,000	$0	$8,000,000
THE NORTHERN TRUST COMPANY	$0	$34,000,000	$6,000,000
GREENSTONE FARM CREDIT SERVICES, ACA/FLCA	$0	$25,000,000	$5,000,000
GOLDMAN SACHS LENDING PARTNERS LLC	$21,000,000	$0	$4,000,000
TRISTATE CAPITAL BANK	$0	$8,000,000	$2,000,000
TOTAL	$1,179,000,000	$421,000,000	$300,000,000

SCHEDULE 2.01B
LETTER OF CREDIT COMMITMENTS

Lender	Letter of Credit Commitment
JPMORGAN CHASE BANK, N.A.	$33,500,000
BANK OF AMERICA, N.A.	$33,500,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$33,500,000

Schedule 2.06

Existing Letters of Credit

Letters of Credit	Balance	Maturity	Beneficiary
P-200765	$602,500	April 30, 2016	The Huntington National Bank
P-218576	$55,000	September 30, 2016	Lumbermens Mutual Casualty Co.
P-224253	$10,302	May 1, 2016	OH Environmental Protection
P-234324	$84,768	January 28, 2017	State of Florida, Department of
T-217922	$450,000	September 30, 2016	City of Spokane, Solid Waste
T-237913	$9,000	November 23, 2016	S.C. Dept of Health
T-244095	$333,240	April 19, 2016	OH Environmental Protection
T-296770	$450,000	September 30, 2016	City of Greensboro
TFTS-405301	$300,000	October 24, 2016	Bank of Montreal
TFTS-484742	$5,820,190	September 21, 2016	Ace American Insurance Company
TPTS-522635	$4,250,307	August 27, 2016	OH Environmental Protection
TPTS-577672	$10,250,000	October 1, 2016	National Union Fire Insurance Co.
TFTS-421371	$4,500,000	June 20, 2019	Credit Agricole Corporate and Investment Bank
TFTS-421372	$570,000	June 20, 2016	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

2

Schedule 3.05

Litigation

None.

3

Schedule 3.08

Subsidiaries

NAME	JURISDICTION OF FORMATION

EG Systems, Inc.	Indiana
SLS Franchise Systems LLC	Delaware
GenSource, Inc.	Ohio
Gutwein & Co., Inc.	Indiana
OMS Investments, Inc.	Delaware
Scotts Temecula Operations, LLC	Delaware
Sanford Scientific, Inc.	New York
Scotts Global Investments, Inc.	Delaware
Scotts Switzerland Holdings, SA	Switzerland
Scotts Global Services, Inc.	Ohio
Scotts Luxembourg SARL	Luxembourg
Scotts Manufacturing Company	Delaware
Miracle-Gro Lawn Products, Inc.	New York
Scotts Products Co.	Ohio
Scotts Servicios, S.A. de C.V.[1]	Mexico
Scotts Professional Products Co.	Ohio
Scotts Servicios, S.A. de C.V.[1]	Mexico
SMG Growing Media, Inc.	Ohio
AeroGrow International, Inc.[2]	Nevada
Hyponex Corporation	Delaware
Rod McLellan Company	California
The Hawthorne Gardening Company	Delaware
Hawthorne Hydroponics LLC	Delaware
HGCI, Inc.	Nevada

________________________
[1] Scotts Professional Products Co. owns 50% and Scotts Products Co. owns 50%. [2] SMG Growing Media, Inc.’s ownership is 39.2%.

4

NAME	JURISDICTION OF FORMATION
SMGM LLC	Ohio
Scotts-Sierra Investments LLC	Delaware
ASEF BV	Netherlands
Scotts Asia, Limited	Hong Kong
Scotts Australia Pty Limited	Australia
Scotts Gardening Fertilizer (Wuhan) Co., Ltd.	China
Scotts Benelux BVBA[3]	Belgium
Scotts Canada Ltd.	Canada
Scotts Czech s.r.o.	Czech Republic
Scotts de Mexico SA de CV4	Mexico
Scotts France Holdings SARL	France
Scotts France SAS	France
Scotts Celaflor GmbH	Germany
Scotts Celaflor HGmbH	Austria
Scotts Holdings Limited	United Kingdom
Levington Group Limited	United Kingdom
The Scotts Company (UK) Limited	United Kingdom
The Scotts Company (Manufacturing) Limited	United Kingdom
Humax Horticulture Limited	United Kingdom
O M Scott International Investments Limited	United Kingdom
Scotts Poland Sp.z.o.o.	Poland
Teak 2, Ltd.	Delaware
Turf-Seed (Europe) Limited	Ireland
Swiss Farms Products, Inc.	Delaware
The Scotts Company LLC	Ohio

Scotts Treasury EEIG	United Kingdom

________________________
3 OMS Investments, Inc. owns 0.1% and Scotts-Sierra Investments LLC owns the remaining 99.9%. [4] The Scotts Company LLC owns 0.5% and Scotts-Sierra Investments LLC owns the remaining 99.5%.

5

Schedule 3.17

Environmental Matters

None.

6

Schedule 3.19(ii)

Certain Filings

The Scotts Miracle-Gro Company, an Ohio corporation (UCC-1)
     Ohio Secretary of State

The Scotts Company LLC, an Ohio limited liability company (UCC-1)
     Ohio Secretary of State

Scotts Manufacturing Company, a Delaware corporation (UCC-1)
     Delaware Department of State

OMS Investments, Inc., a Delaware corporation (UCC-1)
     Delaware Department of State

Scotts-Sierra Investments LLC, a Delaware limited liability company (UCC-1)
     Delaware Department of State

Miracle-Gro Lawn Products, Inc., a New York corporation (UCC-1)
     New York Department of State

Hyponex Corporation, a Delaware corporation (UCC-1)
     Delaware Department of State

Scotts Products Co., an Ohio corporation (UCC-1)
     Ohio Secretary of State

Scotts Professional Products Co., an Ohio corporation (UCC-1)
     Ohio Secretary of State

EG Systems, Inc., an Indiana corporation (UCC-1)
     Indiana Secretary of State

Swiss Farms Products, Inc., a Delaware corporation (UCC-1)
     Delaware Department of State

Scotts Temecula Operations, LLC, a Delaware limited liability company (UCC-1)
     Delaware Department of State

Sanford Scientific, Inc., a New York corporation (UCC-1)
     New York Department of State

SMG Growing Media, Inc., an Ohio corporation (UCC-1)
     Ohio Secretary of State

7

Gutwein & Co., Inc., an Indiana corporation (UCC-1)
     Indiana Secretary of State

Rod McLellan Company, a California corporation (UCC-1)
     California Secretary of State

SMGM LLC, an Ohio limited liability company (UCC-1)
     Ohio Secretary of State

SLS Franchise Systems LLC, a Delaware limited liability company (UCC-1)
     Delaware Department of State

Hawthorne Hydroponics LLC, a Delaware limited liability company (UCC-1)
     Delaware Department of State

The Hawthorne Gardening Company, a Delaware corporation (UCC-1)
     Delaware Department of State

GenSource, Inc., an Ohio corporation (UCC-1)
     Ohio Secretary of State

HGCI, Inc., a Nevada corporation (UCC-1)
     Nevada Secretary of State

8

Schedule 3.19(iii)

Perfection of Foreign Stock Pledges

1. Items listed below:

Document	Action
Pledge Agreement granted by Scotts-Sierra Investments LLC over 65% of the shares of Scotts Celaflor GmbH	Execution before a notary (in Germany)
Foreign Pledge Agreement and Acknowledgement and Confirmation by Scotts-Sierra Investments LLC and OMS Investments, Inc. over 65% of the shares of Scotts Benelux BVBA	Registration in the shareholders register of Scotts Benelux BVBA
Pledge Agreement granted by Scotts-Sierra Investments LLC over 65% of the shares of Scotts France Holdings SARL	Registration with a special registry (registre spécial) held by the greffe of the commercial court (tribunal de commerce) of Lyon
Amendment Agreement relating to pledge by Scotts-Sierra Investments LLC over 65% of the shares of Scotts Holdings Limited	N/A
Foreign Pledge Agreement and Acknowledgement and Confirmation by Scotts-Sierra Investments LLC over 65% of shares of Scotts Australia Pty Limited	No new filings (Financing Statement to effect registration under the PPSA was filed on December 20, 2013)
Pledge Agreement granted by Scotts-Sierra Investments LLC over 65% of the shares of Scotts Canada Limited	Financing Statement to effect registration under the PPSA
Confirmation Agreement by The Scotts Miracle-Gro Company over 65% of the shares of Scotts Luxembourg S.A R.L.	Registration in the shareholders register of Scotts Luxembourg S.A R.L.
Confirmation Agreement by The Scotts Miracle-Gro Company over 65% of the CPECs of Scotts Luxembourg S.A R.L.	Registration in the OP CPEC holders register of Scotts Luxembourg S.A R.L.
Agreement and deed of release and confirmation of deed of pledge of registered shares over 65% of the shares of ASEF B.V.	Execution before a notary (in The Netherlands) Please note that, although not a perfection requirement, the shareholders register should be updated to reflect the partial release of pledge

2.    Uniform Commercial Code filings described on Schedule 3.19(ii)

9

Schedule 5.13

Foreign Pledge Agreements

1.	Scotts Luxembourg S.à.r.l.

2.	Scotts Australia Pty. Ltd.

3.	Scotts Canada Limited

4.	Scotts Holdings Limited

5.	Scotts Benelux BVBA

6.	ASEF B.V.

7.	Scotts France Holdings SARL

8.	Scotts Celaflor GmbH

10

Schedule 6.01

Existing Liens and Encumbrances

1.	All of the UCC filings described in the lien searches dated July 31, 2015 provided to the Administrative Agent by CT Lien Solutions

2.	Liens of lessors under leases disclosed on Schedule 6.05

3.	The following tax liens:

DEBTOR	SECURED PARTY	FILING JUR.	FILING #	FILING DATE
Hyponex Corporation	Texas Workforce Commission	OH - Union County	VOL119 PG570 216114	4-17-1998
Hyponex Corporation	OH Dept. of Job & Family Services	OH - Union County	OR681 PG787 328591	5-25-2006
Hyponex Corporation	OH Dept. of Taxation	OH - Union County	2009 CJ 109	12-15-2009
Hyponex Corporation	OH Dept. of Taxation	OH - Union County	2009 CJ 1093	12-15-2009
Hyponex Corporation	OH Dept. of Job & Family Services	OH - Union County	OR961 PG185 385942	4-18-2012
Hyponex Corporation	OH Dept. of Job & Family Services	OH - Union County	OR1036 PG0439 400443	7-5-2013
Sanford Scientific, Inc.	OH Dept. of Job & Family Services	OH - Union County	328592	5-25-2006

11

Schedule 6.04

Existing Investments, Loans and Advances

Loans

Lender	Borrower	Dated	Amount
SMG Growing Media, Inc.	Aerogrow International, Inc.	July 6, 2015	USD 6,000,000

Investments

Entity	Fund	Fund Size	Amount
Scotts de Mexico SA de CV	BBVA Bancomer F-PYME Money Market Fund	MXN 1.71B	MXN 13,442,866
Scotts Servicios SA de CV	BBVA Bancomer Deuda Caja Money Market Fund	MXN 1.02B	MXN 1,153,709
OMS Investments Inc	Wilmington Prime Money Market CL SVC	USD 0.685B	USD 460,251

12

Schedule 6.05

Existing Indebtedness

Borrowings Outside of Credit Agreement

Indebtedness Incurred By	Indebtedness Owed To	Property Encumbered (If Any)	Amount of Indebtedness and Maturity

Borrower	6.000% Senior Notes	--	USD 400,000,000 October 15, 2023
Borrower	6.625% Senior Notes	--	USD 200,000,000 December 15, 2020
Scotts (UK) Ltd.	The Royal Bank of Scotland plc	Collateral provisions of the Agreement pertaining to Lender Cash Management Agreements	Local Overdraft Facility GBP 8,000,000
Scotts Gardening Fertilizer (Wuhan) Co., Ltd.	Bank of America, NA	Guarantee from Borrower	Local Revolving Facility CNY 80,000,000
Scotts France SAS	BNP Paribas	Guarantee from Borrower	Local Revolving Facility EUR 7,500,000
EG Systems, Inc.	Various	Property subject to lease	Capital Leases USD 756,862
EG Systems, Inc.	Various	Purchase price obligations	USD 4,840,000

Indebtedness (Other than Borrowings) Outside of Credit Agreement

Indebtedness Incurred By	Indebtedness Owed To	Property Encumbered (If Any)	Amount of Indebtedness and Maturity

SMG Growing Media, Inc.	PNC Aviation Finance	Property subject to lease	Synthetic Lease USD 41,217,891 September 30, 2019

Schedule 6.09

Sale and Leaseback

As of May 1, 2000, certain real property located in Marysville including The Scotts Miracle-Gro Company headquarters building, research building and parcel “C” (a test plot) were transferred to The State of Ohio Department of Development, who immediately leased it to the Community Improvement Corporation of Union County, who then immediately subleased it to The Scotts Company. A partial release of the JPMorgan Chase Bank mortgage was recorded releasing the subject property.

In November 2009, The Scotts Company LLC executed an agreement with the Board of County Commissioners of Union County, Ohio (the “BCC”), on behalf of Memorial Hospital of Union County (the “Hospital”), to sell approximately 90 acres on the Company’s Marysville campus to the Hospital. The Company subsequently entered into a lease agreement with the BCC to lease back the premises. The lease agreement has an initial term of 3 years and automatically renews for successive one-year terms thereafter until either party provides at least 60 days’ notice of its intention to terminate the lease.

15

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	The Scotts Miracle-Gro Company and certain Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 among The Scotts Miracle-Gro Company, the Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:
________________________
[1] Select as applicable.

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
    Title:
ASSIGNEE

[NAME OF ASSIGNEE]

By:
    Title:

________________________
2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Multicurrency Tranche Commitment”, “US Tranche Commitment”, “Term Loan Commitment”, etc.).

[3] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent [and an Issuing Bank and Swingline Lender] 4
By:
    Title:

[[__________], as an Issuing Bank] 5
By:
    Title:
[Consented to:] 6
THE SCOTTS MIRACLE-GRO COMPANY

By:
    Title:

________________________
4 To be added only if the consent of the Issuing Banks and the Swingline Lender is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

2

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
[4. The Assignee confirms for the benefit of the Administrative Agent and without liability to any Loan Party, that it is [not a UK Qualifying Lender] [a UK Qualifying Lender (other than a UK Treaty Lender)] [(a UK Treaty Lender]].1
5. [The Assignee confirms that the person beneficially entitled to interest payable to that Assignee in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes or (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA 2009 or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA 2009) of that company.]2
6. [The Assignee confirms that it holds a passport under the HM Revenue and Customs DT Treaty Passport scheme (reference number [_____]) and is tax resident in [_____]3, so that interest payable to it by borrowers is generally subject to full exemption from United Kingdom withholding tax and requests that the Borrower notify:
(i)    each UK Borrower which is a party to the Credit Agreement as a Borrower as at the date of this Assignment and Assumption; and
(ii)    each UK Borrower which becomes a Borrower after the date of this Assignment and Assumption, that it wishes that scheme to apply to the Credit Agreement.]4

________________________
[1] Delete as applicable - each Assignee is required to confirm which of these three categories it falls within.
[2] Insert if comes within clause (a)(ii) of the definition of UK Qualifying Lender.
[3] Insert jurisdiction of tax residence.
[4] Include if the Assignee holds a passport under the HM Revenue and Customs DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

2

EXHIBIT B
LIST OF CLOSING DOCUMENTS
THE SCOTTS MIRACLE-GRO COMPANY
CERTAIN SUBSIDIARY BORROWERS
CREDIT FACILITIES
October 29, 2015
LIST OF CLOSING DOCUMENTS1
A.    LOAN DOCUMENTS

1.
Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Revolving Lenders in an aggregate principal amount of $1,600,000,000 and a term loan facility to the Company from the Term Lenders in an aggregate principal amount of $300,000,000.

SCHEDULES

Schedule 1.01A	--	Non-Guarantor Domestic Subsidiaries
Schedule 1.01B	--	Subsidiaries Whose Capital Stock is Not Pledged
Schedule 2.01A	--	Commitments
Schedule 2.01B	--	Letter of Credit Commitments
Schedule 2.06	--	Existing Letters of Credit
Schedule 3.05	--	Litigation
Schedule 3.08	--	Subsidiaries
Schedule 3.17	--	Environmental Matters
Schedule 3.19(ii)	--	Certain Filings
Schedule 3.19(iii)	--	Perfection of Foreign Stock Pledges
Schedule 5.13	--	Foreign Pledge Agreements
Schedule 6.01	--	Existing Liens and Encumbrances
Schedule 6.04	--	Existing Investments, Loans and Advances
Schedule 6.05	--	Existing Indebtedness
Schedule 6.09	--	Sale and Leaseback

________________________
[1] Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel.

EXHIBITS

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	List of Closing Documents
Exhibit C-1	--	Form of Subsidiary Borrower Agreement
Exhibit C-2	--	Form of Subsidiary Borrower Termination
Exhibit D-1	--	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit D-2	--	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit D-3	--	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit D-4	--	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit E-1	--	Form of Borrowing Request
Exhibit E-2	--	Form of Interest Election Request
Exhibit F	--	Form of Guarantee and Collateral Agreement
Exhibit G	--	Form of New Domestic Subsidiary Certificate

2.	Notes executed by the initial Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

3.	Fourth Amended and Restated Guarantee and Collateral Agreement by and among the Company, each of the Domestic Subsidiary Borrowers, each of the Subsidiary Guarantors and the Administrative Agent.
SCHEDULES

Schedule 1	--	Notice Addresses of Guarantors
Schedule 2	--	Description of Pledged Stock
Schedule 3	--	Jurisdiction of Incorporation
Schedule 4	--	Domestic Subsidiaries
Schedule 5	--	Non-Pledging Subsidiaries

B.    UCC DOCUMENTS

4.	UCC, tax lien and name variation search reports naming each Loan Party from the appropriate offices in relevant jurisdictions.

5.	UCC financing statements naming each Loan Party as debtor and the Administrative Agent as secured party as filed with the appropriate offices in applicable jurisdictions.
C.    CORPORATE DOCUMENTS

6.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan

Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

7.
Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

D.    OPINIONS

8.	Opinion of Hunton & Williams LLP, special US counsel for the Loan Parties.

9.	Opinion of Vorys, Sater, Seymour and Pease LLP, special Ohio counsel for the Loan Parties.

10.	Opinion of Clifford Chance LLP, special UK counsel for the Loan Parties.

11.	Opinion of Ashurst Australia, special Australian counsel for the Loan Parties.

12.	Opinion of Borden Ladner Gervais LLP, special Canadian counsel for the Loan Parties.
E.    CLOSING CERTIFICATES AND MISCELLANEOUS

13.
A Certificate signed by the President, a Vice President or a Responsible Officer of the Company certifying the following: (i) that all of the representations and warranties contained in Article III of the Credit Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) and (ii) that no Default or Event of Default has occurred and is then continuing.

EXHIBIT C-1
[FORM OF]
SUBSIDIARY BORROWER AGREEMENT
SUBSIDIARY BORROWER AGREEMENT dated as of [_____], among The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), [Name of Subsidiary Borrower], a [__________] (the “New Subsidiary Borrower”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of [__________], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Subsidiary Borrower desire that the New Subsidiary Borrower become a Subsidiary Borrower. In addition, the New Subsidiary Borrower hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Subsidiary Borrower hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Subsidiary Borrower Agreement and the other Loan Documents to which the New Subsidiary Borrower is, or may from time to time become, a party: [______________].]
Each of the Company and the New Subsidiary Borrower represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Subsidiary Borrower and this Agreement are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of that date. [The Company and the New Subsidiary Borrower further represent and warrant that the execution, delivery and performance by the New Subsidiary Borrower of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 of England and Wales (as amended).]1 [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Company agrees that the Guarantee of the Company contained in the Guarantee and Collateral Agreement will apply to the Obligations of the New Subsidiary Borrower. Upon execution of this Agreement by each of the Company, the New Subsidiary Borrower and the Administrative Agent, the New Subsidiary Borrower shall be a party to the Credit Agreement and shall constitute a “Subsidiary Borrower” for all purposes thereof, and the New Subsidiary Borrower hereby agrees to be bound by all provisions of the Credit Agreement.

________________________
1 To be included only if a New Subsidiary Borrower will be a Borrower organized under the laws of England and Wales.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.
THE SCOTTS MIRACLE-GRO COMPANY
By: _________________________________
Name:
Title:
[NAME OF NEW SUBSIDIARY BORROWER]
By: _________________________________
Name:
Title:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent
By: _________________________________
Name:
Title:

3

EXHIBIT C-2
[FORM OF]
SUBSIDIARY BORROWER TERMINATION
JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below
[500 Stanton Christiana Road, Ops Building 2, 3rd Floor
Newark, Delaware 19713-2107]
Attention: [__________]
[Date]
Ladies and Gentlemen:
The undersigned, The Scotts Miracle-Gro Company (the “Company”), refers to the Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Company hereby terminates the status of [______________] (the “Terminated Subsidiary Borrower”) as a Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Subsidiary Borrower are outstanding as of the date hereof and that all amounts payable by the Terminated Subsidiary Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Subsidiary Borrower shall continue to be a Borrower until such time as all Loans made to the Terminated Subsidiary Borrower shall have been prepaid and all amounts payable by the Terminated Subsidiary Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Subsidiary Borrower shall not have the right to make further Borrowings under the Credit Agreement.]
[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.
Very truly yours,
THE SCOTTS MIRACLE-GRO COMPANY
By: _________________________________
Name:
Title:
Copy to: JPMorgan Chase Bank, N.A.
[__________]
[__________]

2

EXHIBIT D-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Scotts Miracle-Gro Company (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: __________, 20[__]

EXHIBIT D-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Scotts Miracle-Gro Company (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:
Date: ________ __, 20[__]

EXHIBIT D-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Scotts Miracle-Gro Company (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT D-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Scotts Miracle-Gro Company (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT E-1
FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below

[500 Stanton Christiana Road, Ops Building 2, 3rd Floor
Newark, Delaware 19713-2107
Attention: [__________]
Facsimile: [__________]]13

With a copy to:

270 Park Avenue, 43rd Floor
New York, New York 10017
Attention: Tony Yung
Facsimile: (212) 270-6637
Re: The Scotts Miracle-Gro Company
[Date]
Ladies and Gentlemen:
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Scotts Miracle-Gro Company (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] specifies the following information with respect to such Borrowing requested hereby:

1.	Name of Borrower: __________

2.	The requested Borrowing is in respect of [the Global Tranche Commitment][the US Tranche Commitment][the Term Loan Commitment]
3.    Aggregate principal amount of Borrowing:14 __________

________________________
13 If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
[14] Not less than applicable amounts specified in Section 2.02(c).

4.	Date of Borrowing (which shall be a Business Day): __________

5.	Type of Borrowing ((x) ABR or Eurocurrency and (y) US Tranche Revolving Borrowing, Global Tranche Revolving Borrowing or Term Loan Borrowing): __________

6.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[15] __________

7.	Agreed Currency: __________

8.	Location and number of the applicable Borrower’s account or any other account agreed upon by the Administrative Agent and such Borrower to which proceeds of Borrowing are to be disbursed: __________
[Signature Page Follows]

________________________
[15] Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]1 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,
[THE SCOTTS MIRACLE-GRO COMPANY,
as the Company]
[SUBSIDIARY BORROWER,
as a Borrower]

By:______________________________
Name:
Title:

________________________
1 To be included only for Borrowings on the Effective Date.

EXHIBIT E-2
FORM OF INTEREST ELECTION REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below

[500 Stanton Christiana Road, Ops Building 2, 3rd Floor
Newark, Delaware 19713-2107
Attention: [_______]
Facsimile: ([__]) [__]-[_____]]1
Re: The Scotts Miracle-Gro Company
[Date]
Ladies and Gentlemen:
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Scotts Miracle-Gro Company (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] specifies the following information with respect to such [conversion][continuation] requested hereby:

1.	List Borrower, date, Type, Class, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing: __________

2.	Aggregate principal amount of resulting Borrowing: __________

3.	Effective date of interest election (which shall be a Business Day): __________

4.	Type of Borrowing ((x) ABR or Eurocurrency and (y) US Tranche Revolving Borrowing, Global Tranche Revolving Borrowing or Term Loan Borrowing): __________
5.    Interest Period and the last day thereof (if a Eurocurrency Borrowing):2 __________

________________________
1 If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
[2] Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

6.	Agreed Currency: __________

[Signature Page Follows]

Very truly yours,
[THE SCOTTS MIRACLE-GRO COMPANY,
as the Company]
[SUBSIDIARY BORROWER,
as a Borrower]

By:______________________________
Name:
Title:

EXHIBIT F

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

Attached

FOURTH AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT
made by
THE SCOTTS MIRACLE-GRO COMPANY,
EACH DOMESTIC SUBSIDIARY BORROWER
and certain of their Domestic Subsidiaries
in favor of
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of October 29, 2015

Page

SECTION 1. DEFINED TERMS	4

1.1. Definitions	4
1.2. Other Definitional Provisions	6

SECTION 2. BORROWER GUARANTEE	7

2.1. Borrower Guarantee	7
2.2. No Subrogation	7
2.3. Amendments, etc. with respect to the Subsidiary Borrower Obligations	8
2.4. Guarantee Absolute and Unconditional	8
2.5. Reinstatement	9
2.6. Payments	9
2.7. Keepwell	9

SECTION 3. DOMESTIC SUBSIDIARY GUARANTEE	9

3.1. Domestic Subsidiary Guarantee	9
3.2. Right of Contribution	10
3.3. No Subrogation	10
3.4. Amendments, etc. with respect to the Borrower Obligations and the Borrower’s Guarantor Obligations	11
3.5. Guarantees Absolute and Unconditional	11
3.6. Reinstatement	12
3.7. Payments	12
3.8. Keepwell	12

SECTION 4. GRANT OF SECURITY INTEREST	12

SECTION 5. REPRESENTATIONS AND WARRANTIES	13

5.1. Title; No Other Liens	13
5.2. Perfected First Priority Liens.	13
5.3. Jurisdiction of Organization.	14
5.4. Domestic Subsidiaries.	14
5.5. Pledged Stock.	14
5.6. Receivables	14

SECTION 6. COVENANTS	14

6.1. Delivery of Certificated Securities	14
6.2. Maintenance of Insurance	15
6.3. Payment of Obligations	15
6.4. Maintenance of Perfected Security Interest; Further Documentation	15
6.5. Notices	15
6.6. Pledged Stock	16
6.7. Receivables	17

SECTION 7. REMEDIAL PROVISIONS	17

7.1. Certain Matters Relating to Receivables	17
7.2. Communications with Obligors; Grantors Remain Liable	18
7.3. Pledged Stock	18
7.4. Proceeds to be Turned Over To Administrative Agent	19
7.5. Application of Proceeds	19
7.6. Code and Other Remedies	20
7.7. Registration Rights	20
7.8. Deficiency	21

SECTION 8. THE ADMINISTRATIVE AGENT	21

8.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc	21
8.2. Duty of Administrative Agent	23
8.3. Execution of Financing Statements	23
8.4. Authority of Administrative Agent	23

SECTION 9. MISCELLANEOUS	23

9.1. Amendments in Writing	23
9.2. Notices	23
9.3. No Waiver by Course of Conduct; Cumulative Remedies	24
9.4. Expenses; Indemnity	24
9.5. Successors and Assigns	24
9.6. Right of Set-Off	24
9.7. Counterparts	25
9.8. Severability	25
9.9. Section Headings	25
9.10. Integration	25
9.11. GOVERNING LAW	25
9.12. Submission To Jurisdiction; Waivers	25
9.13. Acknowledgments	26
9.14. Additional Grantors	26
9.15. Releases; Reinstatement.	26

9.16. Conflict of Laws	27
9.17. WAIVER OF JURY TRIAL	27
9.18. Amendment and Restatement	27

SCHEDULES
Schedule 1 Notice Addresses of Guarantors
Schedule 2 Description of Pledged Stock
Schedule 3 Jurisdiction of Incorporation
Schedule 4 Domestic Subsidiaries
Schedule 5 Non-Pledging Subsidiaries

THIS FOURTH AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of October 29, 2015 made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Fourth Amended and Restated Credit Agreement, dated as of October 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among THE SCOTTS MIRACLE-GRO COMPANY, an Ohio corporation (the “Company”), the Subsidiary Borrowers, (as defined in the Credit Agreement) from time to time parties to the Credit Agreement, the Co-Syndication Agents and the Co-Documentation Agents named therein and the Administrative Agent.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Company and the Subsidiary Borrowers upon the terms and subject to the conditions set forth therein;
WHEREAS, the Company and each Subsidiary Borrower is a member of an affiliated group of companies that includes each other Grantor;
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Company and each Subsidiary Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;
WHEREAS, the Company, each Subsidiary Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Company and any Subsidiary Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and
WHEREAS, it is acknowledged and agreed by each party hereto that (i) this Agreement hereby amends and restates in all respects that certain Third Amended and Restated Guarantee and Collateral Agreement (the “Existing Guarantee and Collateral Agreement”) dated as of December 20, 2013, among the Company, the Grantors party thereto, the several banks and other financial institutions parties thereto and the Administrative Agent, in accordance with the terms and conditions set forth in this Agreement and (ii) from and after the date hereof, each reference to the “Agreement” or other reference originally applicable to the Existing Guarantee and Collateral Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Company and each Subsidiary Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.     DEFINED TERMS
1.1.    Definitions
(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Equipment, Inventory, Instruments and Supporting Obligations.
(b)    The following terms shall have the following meanings:
“Agreement”: this Fourth Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Company Obligations”: the unpaid principal of and interest on the Loans, all LC Exposure, all unpaid fees, and all indemnities, costs, expenses (including, without limitation, interest and fees accruing after the maturity of the Loans and interest thereon accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary Borrower, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) and all other obligations and liabilities of the Company or any Subsidiary Borrower to the Administrative Agent or the Lenders (or, in the case of Lender Hedging Agreements or Lender Cash Management Agreements, any Affiliate of a Lender), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Lender Hedging Agreement or Lender Cash Management Agreement thereof or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise.
“Collateral”: as defined in Section 4.
“Company’s Guarantor Obligations”: without duplicating any Company Obligations, all obligations and liabilities of the Company which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which the Company is a party, whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Company pursuant to the terms of this Agreement or any other Loan Document).
“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America, except for any such Subsidiary which is a “check-the-box” entity under Regulation section 301.7701-3 of the Code.
“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.
“Full Security Period”: any period from and after the Effective Date other than any Unsecured Period.

“Guarantor Obligations”: with respect to any Guarantor, without duplicating any Subsidiary Borrower Obligations, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 3) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
“Guarantors”: the collective reference to each Grantor other than the Company. For the avoidance of doubt, notwithstanding any other provision of this Agreement, the parties hereto expressly agree that no Foreign Subsidiary shall be a Guarantor.
“Issuers”: the collective reference to each issuer of any Pledged Stock.
“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations”: (i) in the case of the Company, the Company Obligations and the Company’s Guarantor Obligations, (ii) in the case of each Guarantor which is also a Domestic Subsidiary Borrower, its Subsidiary Borrower Obligations, and (iii) in the case of each Guarantor (whether or not a Domestic Subsidiary Borrower), its Guarantor Obligations.
“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Subsidiary of the Company (to the extent required to be pledged under Section 5.11 of the Credit Agreement) that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall the “Pledged Stock” include the Capital Stock of any of the Subsidiaries listed on Schedule 5 or more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder; provided further that the shares of Capital Stock of Scotts Australia Pty Limited (the “Scotts Australia Shares”) shall not constitute Pledged Stock at any time when the 2005 Equitable Share Mortgage made by Scotts-Sierra Investments, Inc. (n/k/a Scotts-Sierra Investments LLC) in favor of JPMCB (or any such successor Foreign Pledge Agreement entered into in respect of the Scotts Australia Shares for the benefit of the Secured Parties) shall be in effect.
“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock, collections thereon or distributions or payments with respect thereto.
“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”
“Ratings Release Date”: as defined in Section 9.15(c).

“Receivable”: shall mean any Account and any other right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance, other than Sold Receivables.
“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any Affiliate of any Lender to which Company Obligations, Subsidiary Borrower Obligations or Guarantor Obligations, as applicable, are owed.
“Securities Act”: the Securities Act of 1933, as amended.
“Specified Conditions” means, at any time of determination thereof, (a) no Incremental Term Loans in the form of an institutional term loan B facility have been issued and are outstanding pursuant to Section 2.20 of the Credit Agreement and (b) (i) the Company’s “corporate credit rating” from S&P (or such other term as S&P may from time to time use to describe the Company’s senior unsecured non-credit enhanced long term indebtedness, such rating, the “S&P Rating”) shall be at least BBB- (with a stable outlook) and the Company’s “corporate family rating” from Moody’s (or such other term as Moody’s may from time to time use to describe the Company’s senior unsecured non-credit enhanced long term indebtedness, such rating, the “Moody’s Rating”) shall be at least Baa3 (with a stable outlook) or (ii) (x) the Company’s S&P Rating shall be at least BBB- (with a stable outlook) or the Company’s Moody’s Rating shall be at least Baa3 (with a stable outlook) and (y) the Leverage Ratio is less than or equal to 2.50 to 1.00.
“Subsidiary Borrower Obligations”: with respect to each Subsidiary Borrower, without duplicating any Guarantor Obligations, the collective reference to the unpaid principal of and interest on the Loans, all LC Exposure, all unpaid fees, and all indemnities, costs, expenses (including, without limitation, interest and fees accruing after the maturity of the Loans and interest thereon accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Subsidiary Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of such Subsidiary Borrower to the Administrative Agent or the Lenders (or, in the case of Lender Hedging Agreements or Lender Cash Management Agreements, any Affiliate of a Lender), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Lender Hedging Agreement or Lender Cash Management Agreement thereof or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise.
“Swap” shall mean any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” shall mean, with respect to any Person, any obligation to pay or perform under any Swap.
“Unsecured Period”: as defined in Section 9.15(c).
1.2.    Other Definitional Provisions(a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
SECTION 2.     BORROWER GUARANTEE
2.1.    Company Guarantee (a) The Company hereby, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of its Subsidiary Borrower Obligations (other than with respect to any Guarantor any Excluded Swap Obligations of such Guarantor).
(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Company hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Company under applicable federal and state laws relating to the insolvency of debtors.
(c)    The guarantee contained in this Section 2 shall remain in full force and effect until all the Subsidiary Borrower Obligations and the obligations of the Company under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments and Loans shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement each Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.
(d)    No payment made by any Subsidiary Borrower, any of the other Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower, any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder which shall, notwithstanding any such payment (other than any payment made by the Company in respect of the Subsidiary Borrower Obligations or any payment received or collected from the Company in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations up to the maximum liability of the Company hereunder until the Subsidiary Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.
2.2.    No Subrogation. Notwithstanding any payment or payments made by the Company hereunder, or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Subsidiary Borrowers or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from the Subsidiary Borrowers in respect of payments made by the Company hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Subsidiary Borrowers on account of the Subsidiary Borrower Obligations are paid in full and the Commitments and Loans are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
2.3.    Amendments, etc. with respect to the Subsidiary Borrower Obligations. The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
2.4.    Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Company and the Subsidiary Borrowers, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or the applicable Subsidiary Borrower with respect to the Subsidiary Borrower Obligations. The Company understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or any Subsidiary Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Subsidiary Borrowers for the Subsidiary Borrower Obligations, or of the Company under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Subsidiary Borrowers or any other Person or against any collateral security or guarantee for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any Subsidiary Borrower, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any Subsidiary Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Company of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Company. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.
2.5.    Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, any Subsidiary Borrower or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, any Subsidiary Borrower or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
2.6.    Payments. The Company hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the applicable Agreed Currency at the office of the Administrative Agent located at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107 or at such other place and time specified by the Administrative Agent.
2.7.    Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.7, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.7 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full (other than unasserted contingent obligations not yet due and payable), the Commitments have been terminated and no Letters of Credit shall be outstanding. Each Qualified Keepwell Provider intends that this Section 2.7 constitute, and this Section 2.7 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 3.     DOMESTIC SUBSIDIARY GUARANTEE
3.1.     Domestic Subsidiary Guarantee
(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Company Obligations and the Company’s Guarantor Obligations (other than with respect to any Guarantor any Excluded Swap Obligations of such Guarantor).
(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3.2).
(c)    Each Guarantor agrees that the Company Obligations and the Company’s Guarantor Obligations either solely or collectively, may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 3 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
(d)    The guarantees contained in this Section 3 shall remain in full force and effect until all the Company Obligations and the Company’s Guarantor Obligations and the obligations of each Guarantor under the guarantees contained in this Section 3 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments and Loans shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement, the Company may be free from any Company Obligations and any Company’s Guarantor Obligations.
(e)    No payment made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Company Obligations or the Company’s Guarantor Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Company Obligations or the Company’s Guarantor Obligations or any payment received or collected from such Guarantor in respect of the Company Obligations or the Company’s Guarantor Obligations) remain liable for the Company Obligations and the Company’s Guarantor Obligations up to the maximum liability of such Guarantor hereunder until the Company Obligations and the Company’s Guarantor Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments and Loans are terminated.
3.2.    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 3.3. The provisions of this Section 3.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
3.3.    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Company Obligations or the Company’s Guarantor Obligations nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Company on account of the Company Obligations and the Company’s Guarantor Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments and Loans are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Company Obligations and the Company’s Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Company Obligations and the Company’s Guarantor Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
3.4.    Amendments, etc. with respect to the Company Obligations and the Company’s Guarantor Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Company Obligations or the Company’s Guarantor Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Company Obligations and the Company’s Guarantor Obligations continued, and the Company Obligations and the Company’s Guarantor Obligations or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Company Obligations or the Company’s Guarantor Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Company Obligations or the Company’s Guarantor Obligations or for the guarantee contained in this Section 3 or any property subject thereto.
3.5.    Guarantees Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Company Obligations or Company’s Guarantor Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon any of the guarantees contained in this Section 3 or acceptance of the guarantees contained in this Section 3; the Company Obligations and the Company’s Guarantor Obligations and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 3; and all dealings between the Company and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 3. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Guarantors with respect to the Company Obligations and the Company’s Guarantor Obligations. Each Guarantor understands and agrees that the guarantees contained in this Section 3 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Company Obligations or the Company’s Guarantor Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Company Obligations or the Company’s Guarantor Obligations, or of such Guarantor under the guarantee contained in this Section 3, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Guarantor or any other Person or against any collateral security or guarantee for the Company Obligations or the Company’s Guarantor Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
3.6.    Reinstatement. The guarantees contained in this Section 3 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Company Obligations or the Company’s Guarantor Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
3.7.    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or the applicable Optional Currency at the office of the Administrative Agent located at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107 or at such other place and time specified by the Administrative Agent.
3.8.    Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 3.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 3.8 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full (other than unasserted contingent obligations not yet due and payable), the Commitments have been terminated and no Letters of Credit shall be outstanding. Each Qualified Keepwell Provider intends that this Section 3.8 constitute, and this Section 3.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 4.     GRANT OF SECURITY INTEREST
Subject to Section 9.15, each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
(a)    all Receivables;
(b)    all Equipment;
(c)    all Inventory;
(d)    all Pledged Stock;
(e)    all books and records pertaining to the Collateral; and
(f)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.
Notwithstanding any of the other provisions set forth in this Section 4, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Pledged Stock, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.
Without limiting the foregoing, each of the Grantors that is a party to the Existing Guarantee and Collateral Agreement hereby regrants, confirms, ratifies and reaffirms the security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Existing Guarantee and Collateral Agreement and agrees that such security interest (including, without limitation, any filings made in connection therewith) remains in full force and effect and is hereby ratified, reaffirmed and confirmed.
SECTION 5.     REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Company and each Subsidiary Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that other than during any Unsecured Period:
5.1.    Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.
5.2.    Perfected First Priority Liens. The security interests granted pursuant to this Agreement will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor (other than Inventory sold by such Grantor in the ordinary course of business and except as otherwise permitted by the Credit Agreement), to the extent that perfection or enforceability against third parties is obtainable by completion of the filings and other actions set forth on Schedule 3 or any similar filings or other actions in other jurisdictions in the United States of America and are prior to all other Liens on the Collateral which have priority over the Liens on the Collateral by operation of law and other Liens on the Collateral permitted by the Credit Agreement.
5.3.    Jurisdiction of Organization. On the Effective Date, such Grantor’s jurisdiction of organization and identification number from the jurisdiction of organization (if any) are set forth on Schedule 3. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organizational document and good standing certificate as of a date which is recent to the Effective Date.
5.4.    Domestic Subsidiaries. On the Effective Date, Schedule 4 sets forth a true and complete list of the Domestic Subsidiaries.
5.5.    Pledged Stock.
(a)    The shares of the Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.
(b)    All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.
(c)    Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Stock pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and except as permitted under Section 6.01 of the Credit Agreement.
5.6.    Receivables. During any Full Security Period,
(a)    None of the obligors on any Receivables (other than Receivables which, when taken together with all other Receivables of each Grantor, have an aggregate value less than or equal to $7,500,000) is a Governmental Authority.
(b)    The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

SECTION 6.     COVENANTS
Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments and Loans shall have terminated (other than Unliquidated Obligations), other than during any Unsecured Period,
6.1.    Delivery of Certificated Securities. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Certificated Security, such Certificated Security shall be promptly delivered to the Administrative Agent, duly indorsed (including by delivery of related stock powers) in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
6.2.    Maintenance of Insurance. During any Full Security Period,
(a)    Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) to the extent requested by the Administrative Agent, insuring such Grantor, the Administrative Agent and the Lenders against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Lenders.
(b)    All such insurance shall (i) name the Administrative Agent as insured party or loss payee, (ii) if reasonably requested by the Administrative Agent, include a breach of warranty clause and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.
(c)    The Company shall deliver to the Administrative Agent and the Lenders a certificate of insurance from a reputable insurance broker with respect to such insurance substantially concurrently with each delivery of the Company’s audited annual financial statements and such supplemental certificates with respect thereto as the Administrative Agent may from time to time reasonably request.
6.3.    Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon a material portion of the Collateral or in respect of income or profits therefrom, as well as all claims of any kind against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.
6.4.    Maintenance of Perfected Security Interest; Further Documentation. Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.2 and shall take commercially reasonable steps to defend such security interest against the claims and demands of all Persons whomsoever other than with respect to liens permitted by the Credit Agreement.
6.5.    Notices. The Company will advise the Administrative Agent (who will advise the Lenders) promptly, in reasonable detail, of:

(a)    any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any material portion of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and
(b)    of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.
(c)    At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Pledged Stock and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.
6.6.    Pledged Stock
(a) If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer which is a direct or indirect Domestic Subsidiary of such Grantor and which is Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed (including by delivery of related stock or bond powers) by such Grantor to the Administrative Agent, if required by the Credit Agreement, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for such Grantor’s Obligations. Except as otherwise permitted by the Credit Agreement, any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the applicable Grantor’s Obligations, and in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for such Obligations except to the extent permitted under Section 7.3. If any sums of money or property so paid or distributed in respect of the Collateral upon the liquidation or dissolution of any issuer not permitted by the Credit Agreement shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.
Without the prior written consent of the Administrative Agent or unless not otherwise prohibited by the Credit Agreement, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral (except pursuant to a transaction not prohibited by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the security interests created by this Agreement or otherwise permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Collateral.
In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.5 with respect to the Pledged Stock issued by it and (iii) the terms of Sections 7.3(c) and 7.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.3(c) or 7.7 with respect to the Pledged Stock issued by it.
6.7.    Receivables. During any Full Security Period,
(a)    Other than in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable, in each case, in any manner that could materially adversely affect the value thereof.
(b)    Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables.
(c)    Anything contained in this Agreement to the contrary notwithstanding, the Grantors, or any of them, shall have the right to enter into one or more Receivables Purchase Facilities, as contemplated by the Credit Agreement, and the Administrative Agent shall execute any and all documents reasonably necessary to release its security interest in the Receivables which become Sold Receivables upon the consummation of such Receivables Purchase Facility(ies).

SECTION 7.     REMEDIAL PROVISIONS
7.1.    Certain Matters Relating to Receivables. During any Full Security Period,
(a)    The Administrative Agent shall have the right after the occurrence and during the continuance of an Event of Default to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time and from time to time, after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.
(b)    The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 7.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c)    At the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
7.2.    Communications with Obligors; Grantors Remain Liable. During any Full Security Period,
(a)    The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.
(b)    Upon the written request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on its Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.
(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of its Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
7.3.     Pledged Stock
(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock, to the extent not prohibited by the Credit Agreement, to pay and declare dividends to the extent permitted by the Credit Agreement and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or other action taken which would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)    If an Event of Default shall occur and be continuing and the Administrative Agent shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations in accordance with Section 7.5 below, and (ii) any or all of the Pledged Stock shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
(c)    Each Grantor hereby authorizes and instructs each Issuer of any Pledged Stock pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Stock directly to the Administrative Agent.
7.4.    Proceeds to be Turned Over To Administrative Agent. If an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent under this Section 7.4 shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 7.5.
7.5.    Application of Proceeds. At such intervals as may be agreed upon by the Company and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent's election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:
First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata     among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Lenders;
Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Lenders; and
Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have been terminated shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.
Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
7.6.    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, in accordance with Section 7.5 of this agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

7.7.     Registration Rights
(a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
(b)    Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
(c)    Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 7.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.
7.8.    Deficiency. Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

SECTION 8.     THE ADMINISTRATIVE AGENT
8.1.     Administrative Agent’s Appointment as Attorney-in-Fact, etc
(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
(ii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
(iii)    execute, in connection with any sale provided for in Section 7.6 or 7.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(iv)    direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (1) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (2) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (3) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (4) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (5) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (6) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 8.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.1(a) unless an Event of Default shall have occurred and be continuing.
(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.
(d)    All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
8.2.    Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession is to comply with Section 9-207 of the New York UCC. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
8.3.    Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement solely with respect to the Collateral made prior to the Effective Date. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
8.4.    Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 9.     MISCELLANEOUS
9.1.    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.02 of the Credit Agreement.
9.2.    Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

9.3.    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
9.4.    Expenses; Indemnity
(a)     Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent and its Affiliates for all its reasonable and documented out-of-pocket expenses incurred in collecting against such Guarantor under the guarantees contained in Section 2 or 3, as applicable, or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable and documented fees, charges and disbursements of one primary counsel (and specialist counsel as may reasonably be required by the Administrative Agent and one additional local counsel in each applicable jurisdiction) for the Administrative Agent (whether or not the transactions contemplated hereby shall be consummated).
(b)    Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, incurred by or asserted against any such Guarantor arising out of, in connection with, or as a result the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Company would be required to do so pursuant to Section 9.03 of the Credit Agreement.
(c)    The agreements in this Section 9.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

9.5.    Successors and Assigns. This provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby or by the express terms of the Credit Agreement; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.
9.6.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, the Administrative Agent and each Lender and their Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated), at any time held and the other obligations at any time owing by the Administrative Agent or such Lender or their respective Affiliates to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have; provided, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from , or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
9.7.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
9.8.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
9.9.    Section Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.10.    Integration. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the matter hereof. There are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11.    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

9.12.    Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:
(a)    submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court;
(b)    waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each Grantor hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to such Grantor at its address referred to in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, consequential or punitive damages.
9.13.    Acknowledgments. Each Grantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.
9.14.    Additional Grantors. Each Domestic Subsidiary Borrower that is required to become a party to this Agreement pursuant to Section 5.11(b) of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Domestic Subsidiary Borrower of an Assumption Agreement in the form of Annex 1 hereto.

9.15.    Releases; Reinstatement.
(a)     At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full (other than unasserted contingent obligations not yet due and payable), the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then such Collateral shall be sold free and clear of any liens created by this Agreement and the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Company, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Company shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.
(c)    At such time as the Specified Conditions shall be in effect, the Company shall have the right by written notice to the Administrative Agent to require all Collateral be released from any security interest created hereby. On any such date (a “Ratings Release Date”), all rights to the Collateral shall transfer and revert to the Company and the Guarantors (the period from and after any such date (and prior to a reinstatement required pursuant to Section 9.15(d)), an “Unsecured Period”). On any such Ratings Release Date, the Grantors shall be authorized and the Administrative Agent hereby authorizes each Grantor, to prepare and record UCC termination statements with respect to any financing statements recorded by the Administrative Agent hereunder. At the request and sole expense of the Company following a Ratings Release Date, the Administrative Agent shall deliver to the Company any Collateral (including certificates representing the Pledged Stock) held by the Administrative Agent hereunder, and execute and deliver to the Company such documents as the Company shall reasonably request to evidence such termination.
(d)    Notwithstanding clause (c) of this Section 9.15, in the event that the Specified Conditions shall no longer be in effect at any time during an Unsecured Period, the Collateral shall be reinstated in full within sixty days of such event, along with any necessary UCC filings, modifications to the Schedules hereto and such other actions requested by the Administrative Agent as are reasonably necessary to grant a first priority perfected security interest (subject to Liens otherwise permitted by this Agreement and the Credit Agreement) in such Collateral.
9.16.    Conflict of Laws. Notwithstanding anything to the contrary herein, in the event that any provision of any pledge, charge or foreign equivalent executed by any Foreign Subsidiary and governed by the laws of the applicable foreign jurisdiction is inconsistent with any corresponding provision in this Agreement, the provision in such pledge, charge or foreign equivalent shall govern.
9.17.    WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
9.18    Amendment and Restatement Each Grantor party to the Existing Guarantee and Collateral Agreement affirms its duties and obligations under the terms and conditions of the Existing Guarantee and Collateral Agreement, and agrees that its obligations outstanding under the Existing Guarantee and Collateral Agreement, as amended and restated as of the date hereof by this Agreement, remain in full force and effect and are hereby ratified, reaffirmed and confirmed. Each Grantor acknowledges and agrees with the Administrative Agent that the Existing Guarantee and Collateral Agreement is amended, restated, and superseded in its entirety pursuant to the terms hereof.

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Annex 1 to
Fourth Amended and Restated Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of ________________, 20__, made by ______________________________, a ______________ corporation (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :
WHEREAS, The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), the Subsidiary Borrowers, the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent have entered into a Fourth Amended and Restated Credit Agreement, dated as of October 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, the Company and certain of its Affiliates (other than the Additional Grantor) have entered into the Fourth Amended and Restated Guarantee and Collateral Agreement, dated as of October 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;
WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1.    Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
2.    Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:___________________________
Name:
Title:

Annex 1-A to
Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

EXHIBIT G

FORM OF NEW DOMESTIC SUBSIDIARY CERTIFICATE

DOMESTIC SUBSIDIARY CERTIFICATE

Pursuant to subsection 5.11(b) of the Fourth Amended and Restated Credit Agreement dated as of October 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Scotts Miracle-Gro Company (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned officers of the [INSERT NAME OF SUBSIDIARY] (the “Subsidiary”) hereby certify as follows (capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement):

1.    The representations and warranties made by (or on behalf of) the Subsidiary in the Credit Agreement and each of the Loan Documents to which it is a party are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof as if made on and as of the date hereof [and after giving effect to the Loans requested to be made pursuant to the Credit Agreement], except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

2.     Immediately prior to and immediately after the making of the Loans requested to be made pursuant to the Credit Agreement on the date hereof, no Default or Event of Default will have occurred and will be continuing under the Credit Agreement or any other Loan Document; and

3.    _________________ is the duly elected and qualified Secretary of the Subsidiary and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and the undersigned Secretary of the Subsidiary hereby certifies as follows:

(a)    Attached hereto as Exhibit A is a true and complete copy of resolutions duly adopted by the Board of Directors of the Subsidiary on the date thereof; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; such resolutions are the only corporate proceedings of the Subsidiary now in force relating to or affecting the matters referred to therein; attached hereto as Exhibit B is a true and complete copy of the By-laws of the Subsidiary as in effect on the date hereof; and attached hereto as Exhibit C is a true and complete copy of the Certificate of Incorporation of the Subsidiary as in effect on the date hereof;

(b)    The following persons are now duly elected and qualified officers of the Subsidiary, holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Subsidiary the Credit Documents to which the Subsidiary is or shall be a party and any certificate or other document to be delivered by the Subsidiary pursuant to the Credit Documents:

Name    Office    Signature

Vice President

Secretary

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the date set forth below.

[INSERT NAME OF SUBSIDIARY]     [INSERT NAME OF SUBSIDIARY]

By:        By:
Name:    Name:
Title: Vice President    Title: Secretary

_____________ ___, 20__

2

Exhibit A
to the
Domestic Subsidiary Certificate

Board of Directors Resolutions

3

Exhibit B
to the
Domestic Subsidiary Certificate

By-Laws

4

Exhibit C
to the
Domestic Subsidiary Certificate

Certificate of Incorporation

5